Exhibit 10.3

REINSTATEMENT AND SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS REINSTATEMENT AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Reinstatement”) is dated effective as of February 27, 2013, by and among MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company (“Moody S”) and MOODY NATIONAL CY SHADYSIDE MT, LLC, a Delaware limited liability company (“Moody MT,” Moody S and Moody MT, collectively “Moody”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company (“CWI”).

RECITALS:

WHEREAS, Moody and CWI entered into that certain Purchase and Sale Agreement dated effective as of January 30, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement dated February 14, 2013 (collectively, the “PSA”) for the purchase and sale of the real property located at 5308 Liberty Avenue, Pittsburgh, Pennsylvania (“Property”).

WHEREAS, CWI terminated the PSA prior to the expiration of the Due Diligence Period in accordance with Section 2.6.3 of the PSA.

WHEREAS, Moody and CWI desire to reinstate and amend the PSA in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and in consideration of the mutual covenants, promises and undertakings of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, it is agreed that the PSA shall be revived, reinstated, amended and given full force and effect as follows:

1.         All capitalized terms used herein shall have the same meanings ascribed to them in the PSA.

2.         By execution and delivery of this Reinstatement, Moody and CWI acknowledge that they have elected to proceed with the purchase and sale of the Property and that, except as expressly amended by this Reinstatement, the PSA shall be in full force and effect and is hereby reinstated and ratified by the Parties.

3.         Section 2.3 of the PSA is hereby deleted and amended and restated in its entirety as follows:

“Section 2.3  Earnest Money.  Concurrently with the execution and delivery of the Reinstatement, CWI, Moody and First American Title Insurance Company, as escrow agent (“Escrow Agent”) have executed or will promptly execute escrow instructions (the “Escrow Instructions”), the form of such Escrow Instructions being attached hereto as Exhibit “D”.  No later than 5:00 p.m. (Pacific Time) on March 1, 2013, CWI shall deposit the sum of One Million Four Hundred Ninety-Two Thousand Five Hundred Dollars ($1,492,500) in cash as an earnest money deposit (together with any interest earned thereon, the “Earnest Money”).  If the Earnest Money deposit is not timely made, Moody may terminate this Agreement at any time prior to the receipt by the Escrow Agent of the Earnest Money, in which case this Agreement shall immediately terminate and neither Party shall have further obligation to the other Party hereunder, except each Party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination (collectively, the “Surviving Obligations”).   The Earnest Money shall be delivered to, held and disbursed by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement, the Earnest Money shall be paid to Moody and credited against the Purchase Price.  The Earnest Money shall be non-refundable in all events, except for (a) Moody’s Default under Section 5.2, (b) CWI’s right to terminate under Sections 2.7.2, 3.1, 8.1(a) and/or 8.1(c), (c) a failure of a condition precedent (as set forth in Article VI of the PSA), (d) failure of the Hotel Manager to deliver the New Management Agreement (as defined in and as set forth in Section 9 of that certain Reinstatement and Second Amendment to Purchase and Sale Agreement dated February 27, 2013 between CWI and Moody (the “Reinstatement”)), (e) Moody’s failure to deliver the Assignment and Consent (as defined in and as set forth in Section 11 of the Reinstatement) or failure to obtain the Zins Commitment (as defined in and as set forth in Section 12 of the Reinstatement), in which case the Earnest Money shall be immediately refunded to CWI.”

4.         Section 2.6.3 of the PSA is hereby deleted in its entirety.

5.         Section 2.7.3 of the PSA is hereby amended and restated in its entirety as follows:

“At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance for the Property, in favor of CWI, dated as of the Closing, insuring that the Property is vested in CWI, with a liability limit in an amount equal to the mutually agreed upon value of the Real Property and otherwise in the form and with those endorsements set forth on the proforma attached hereto as Exhibit “N” (the “Title Policy”) with no exceptions other than the respective Title Exceptions approved by CWI and set forth therein (the “Permitted Exceptions”) and each and every title insurance endorsements required by CWI and attached thereto (the “Title Endorsements”).  The cost of such Title Policy shall be paid by CWI.”

6.         Attached hereto as Exhibit N is the Title Policy as defined in Section 2.7.3 of the PSA which is hereby incorporated into the PSA as Exhibit “N” to the PSA.

7.         Section 4.2.1(b) of the PSA is hereby amended and restated in its entirety as follows:

“Not later than two (2) business days prior to the Closing, Moody shall update the Draft Closing Statement and cause a preliminary statement of prorations and adjustments required under this Section 4.2 or under any other provisions of this Agreement to be prepared and delivered to CWI for CWI’s review, with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Preliminary Closing Statement”);”

8.         Section 5.4.2 of the PSA is hereby amended to replace Moody Management Corporation as “Indemnitor” under the PSA and to substitute MOODY NATIONAL MANAGEMENT, L.P. as the “Indemnitor” under the PSA.  By execution of this Amendment, Moody National Management, L.P. (the “Replacement Indemnitor”) and Moody acknowledge and agree that Replacement Indemnitor hereby accepts and assumes all of the obligations of Indemnitor under the PSA (including, without limitation, Sections 5.4.2 through 5.4.12) and Replacement Indemnitor and Moody hereby reaffirm that all of the representations, warranties and covenants of Indemnitor shall remain true and correct as of the hereof.

9.         Section 6.1.4 of the PSA is hereby amended and restated in its entirety as follows:

“6.1.4  Management Agreement.  The Management Agreement shall be terminated by Moody and Hotel Manager at no cost or expense to CWI.  Notwithstanding the foregoing, CWI agrees that it will engage Hotel Manager pursuant to a new management agreement to be effective from and after the Closing and in the form mutually agreed upon by CWI and Hotel Manager, a copy of which is attached hereto as Exhibit “M” (the “New Management Agreement”).  In the event that  Hotel Manager, for any reason or no reason, refuses to execute the New Management Agreement at Closing, either CWI or Moody may terminate this Agreement by written notice to the other Party whereupon (i) this Agreement shall immediately terminate; (ii) the Escrow Agent shall immediately release and return the Earnest Money to CWI; (iii) CWI shall pay all of the expenses of escrow; and (iv) neither Party shall have any further obligation to the other Party hereunder, except each Party shall continue to be obligated for the Surviving Obligations.”

10.       Attached hereto as Exhibit M is the mutually agreed upon form of New Management Agreement which is hereby incorporated into the PSA as Exhibit “M” to the PSA.

11.       Notwithstanding anything to the contrary set forth herein or in the PSA, Moody hereby agrees to execute for its own behalf and to use its commercially reasonable efforts to cause DA Associates and CJV Associates to execute the form of Assignment, Assumption, Estoppel and Amendment Agreement attached hereto as Exhibit A (the “Assignment and Consent”), on or before March 4, 2013, a fully executed copy of which shall be deposited with Escrow Agent and held in escrow pending release to Assignee at Closing (unless the PSA is otherwise terminated in accordance with the terms and conditions thereof).  In the event that, despite Moody’s commercially reasonable efforts, DA Associates and CJV Associates do not fully execute and deliver a copy of the Assignment and Consent to Escrow Agent by 5:00 p.m. (Pacific Time) on March 4, 2013, CWI shall have the option to either (a) extend the Closing Date for one additional day for each day from and after March 4, 2013 until the date that Moody delivers the Assignment and Consent executed by DA Associates and CJV Associates pursuant to the terms hereof; provided, however, in no event shall Closing be extended beyond March 15, 2013; or (b) terminate the PSA upon written notice to Moody whereupon (i) the PSA shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money to CWI, (iii) CWI shall pay all of the expenses of escrow and (iv) neither CWI nor Moody shall have any further obligation to the other Party hereunder, except for the Surviving Obligations.  Notwithstanding the foregoing, if CWI elects (in its sole and absolute discretion) not to terminate the PSA pursuant to this Section 10, the delivery of a fully executed Assignment and

Consent shall be a continuing condition to CWI’s obligation to consummate the acquisition and to fund the Purchase Price.

12.       Notwithstanding anything to the contrary set forth herein or in the PSA, CWI shall have until 5:00 p.m. (Pacific Time) on March 1, 2013 to obtain the written commitment of Andrew Zins, the adjacent landowner (“Zins”), to accept title to the Easement Parcel and cooperate with CWI in connection with the transfer thereof (the “Zins Commitment”), the form and terms and conditions of which shall be acceptable to CWI in its sole and absolute discretion.  In the event that CWI does not obtain the Zins Commitment on or prior to March 1, 2013, CWI may terminate this Agreement by written notice to Moody at any time prior to 5:00 p.m. (Pacific Time) on March 1, 2013 whereupon (i) this Agreement shall immediately terminate; (ii) the Escrow Agent shall immediately release and return the Earnest Money to CWI; (iii) CWI shall pay all of the expenses of escrow; and (iv) neither Party shall have any further obligation to the other Party hereunder, except each Party shall continue to be obligated for the Surviving Obligations; provided, however, in the event that CWI does not terminate the PSA pursuant to this Section 11, the failure to fully resolve any such issues regarding the Easement Parcel nor the Zins Commitment shall be a condition to Closing for CWI.  For purposes of this Section 11, the “Easement Parcel” shall mean that certain portion of the Land currently subject to a perpetual easement benefitting Zins and measuring approximately 13’ x 95’ and adjacent and contiguous to the real property owned by Zins and more specifically identified on the updated ALTA Survey, a copy of which is attached hereto as Exhibit B.

13.       Section 6.1.8(i) of the PSA is hereby amended and restated in its entity as follows and new Sections 6.1.8(j)-(l) shall be added:

“(i)       evidence of termination of the Management Agreement and the payment by Moody of all termination fees, penalties and other amounts, if any, due and owing thereunder (all as required under Section 6.1.4 above) to CWI;

(j)        the Assignment and Consent, duly executed and acknowledged by Moody, DA Associates and CJV Associates;

(k)       the New Management Agreement, executed by Hotel Manager; and

(l)         any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.”

14.       Moody will use its best efforts to deliver to CWI its requested subordination agreements from Starbucks Corporation, DA Associates and CJV Associates with respect to their Space Lease at the Hotel; provided, however, if, despite such best efforts Moody is not able to deliver the requested subordination agreements, delivery of such subordination agreements shall not be deemed a condition to CWI’s obligation to consummate the acquisition and to fund the Purchase Price contemplated by the PSA.

15.       This Reinstatement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State in which the Property is located, without giving effect to any principles regarding conflict of laws.

16.       Reinstatement, together with the PSA, embodies the entire agreement of the parties hereto.  The PSA now includes this Reinstatement, supersedes all discussions, understandings and negotiations of the parties since the termination of the PSA.  The PSA, as amended hereby, can only be further modified or varied by written instrument subscribed to by all the parties hereto.

17.       All terms, conditions, provisions and other contents of the PSA not modified by this Reinstatement shall hereby be reinstated with full force and effect.

18.       This Reinstatement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.  For purposes of this Reinstatement, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Reinstatement and Second Amendment to Purchase and Sale Agreement to be executed in their names by their respective duly authorized representatives.

MOODY:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By: /s/ Brett Moody
Name: Brett Moody
Title: Authorized Agent

MOODY NATIONAL CY SHADYSIDE MT, LLC,
a Delaware limited liability company

By: /s/ Brett Moody
Name: Brett Moody
Title: Authorized Agent

CWI:

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer and President

INDEMNITOR:

MOODY NATIONAL MANAGEMENT, L.P.
a Texas limited partnership

By: /s/ Brett Moody
Name: Brett Moody
Title: President

[COUNTERPART SIGNATURE PAGE TO REINSTATEMENT AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT]

The undersigned Escrow Agent joins in the execution of this Reinstatement and Second Amendment to Purchase and Sale Agreement:

ESCROW AGENT:

First American Title Insurance Company

By:

Name:
Its:

EXHIBIT A

FORM OF ASSIGNMENT, ASSUMPTION, ETOPPEL AND

AMENDMENT OF PARKING LOT LEASE

Prepared by:

Tom King, Esq.

Paul Hastings LLP

515 S. Flower St., 25th Floor

Los Angeles, California 90071

Return to:

Rick S. Kirkbride, Esq.

Paul Hastings LLP

515 S. Flower St., 25th Floor

Los Angeles, California 90071

Facsimile: 213-683-6261

ASSIGNMENT, ASSUMPTION, ESTOPPEL

AND AMENDMENT OF PARKING LOT LEASE

THIS ASSIGNMENT, ASSUMPTION, ESTOPPEL AND AMENDMENT OF PARKING LOT LEASE (“Assignment”) is made as of the 7th day of March, 2013 (the “Effective Date”), by and among MOODY NATIONAL CY SHADYSIDE S, LLC, a Delaware limited liability company, having an address of c/o Moody National Realty Company, LP, 6363 Woodway, Suite 110, Houston, Texas 77057 (“Assignor”), D.A. ASSOCIATES, LLC, a Pennsylvania limited liability company, and CJV ASSOCIATES, L.P., a Pennsylvania limited partnership, both having an address of 5315 Baum Boulevard, Pittsburgh, Pennsylvania 15224 (collectively, “Landlord”), and CWI SHADYSIDE HOTEL, LLC, a Delaware limited liability company, having an address of c/o Carey Watermark Investors Incorporated, 272 E. Deerpath Road, Suite 320, Lake Forest, IL 60045 (“Assignee”).

RECITALS:

WHEREAS, Assignor (as successor-in-interest by the assignment described below in item (ii) from Sierra Liberty Associates, LLC, a Pennsylvania limited liability company (“Sierra”)) is a party to that certain Agreement, dated February 27, 2002, and that certain Lease dated, February 27, 2002, with Landlord, a short form lease memorandum of which was recorded in Deed Book Volume 11313, Page 649, in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania (the “Original Lease”).  The Original Lease was amended by: (i) that certain unrecorded Amendment to Lease, dated March 15, 2004, by and between Landlord and Sierra, (ii) that certain Assignment of Leasehold Interest dated March 10, 2008, by and among Landlord, Sierra and Assignor, which was recorded in Deed Book Volume 13560, Page 235, in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, and (iii) that certain Amendment Agreement, dated March 20, 2008, by and between Landlord and Assignor, a short form lease amendment memorandum of which was recorded in Deed Book Volume 13698, Page 73, in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania (the Original Lease, as amended by the amendments referred to in clauses (i) through (iii), above, are herein collectively referred to as the “Parking Lot Lease”).  The Parking Lot Lease pertains to the parking lot the footprint of which is described by metes and bounds on Exhibit A attached hereto (the “Parking Lot”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated January 30, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement dated February 14, 2013 (as may be further amended, restated or modified, the “Purchase Agreement”), pursuant to which Assignee agrees to purchase, and Assignor agrees to sell, certain assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign Assignor’s interest in the Parking Lot Lease to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Parking Lot Lease.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged:

A.        Assignor hereby assigns, conveys, transfers and sets over to Assignee all of Assignor’s right, title and interest, as a lessee, tenant, or otherwise, in and to the Parking Lot Lease.  Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations, and liabilities of Assignor under the Parking Lot Lease which arise or accrue from and after the Effective Date.

B.         Assignee, for itself, its successors and assigns, hereby agrees to defend, indemnify and hold harmless Assignor from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or sustained by Assignor as a result of Assignee’s failure to perform any of the obligations of the lessee, tenant, or otherwise under the Parking Lot Lease first arising or accruing on or after the Effective Date.

C.         Assignor agrees for itself, its successors and assigns, that it will defend, indemnify and hold harmless Assignee from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or sustained by Assignee as a result of Assignor’s failure to perform any obligations of the lessee, tenant or otherwise under the Parking Lot Lease arising or accruing prior to the Effective Date.

D.        Landlord hereby represents and warrants as of the date hereof, and for the benefit of Assignee and its lenders (and their respective successors and assigns) as follows:

1.         The Parking Lot Lease commencement date was ______________.

2.         The Parking Lot Lease is in full force and effect and has not been modified or amended, except as otherwise expressly referenced or provided for in this Assignment.  A true, correct and complete copy of the Parking Lot Lease is attached hereto as Exhibit B.

3.         The number of parking spaces currently leased by Assignor pursuant to the Parking Lot Lease is _____.

4.         Landlord has not assigned Landlord’s interest in the Parking Lot Lease.

5.         There exists no default in the payment of any amounts due to Landlord by Assignor or in the performance by either of Landlord or Assignor of any of its obligations under the Parking Lot Lease, and no event or circumstance currently exists which, with the passage of time or the giving of notice, or both, would constitute, an event of default by either party under the Parking Lot Lease.

6.         All rents or any other charges or payments due under the Parking Lot Lease have been paid through February 28, 2013, including the amounts accruing for the full month of March, 2013 equal to $__________.

E.         Landlord acknowledges the assignment and assumption of the Parking Lot Lease as set forth in this Assignment and agrees that this Assignment shall constitute an amendment to the Parking Lot Lease as follows:

Article 28 of the Parking Lot Lease is hereby amended to reflect that all notices to tenant thereunder shall be given to Assignee at the address set forth above for Assignee to the attention of Michael G. Medzigian, with a copy to Paul Hastings LLP, 515 S. Flower Street, 25th Floor, Los Angeles, CA 90071, Attention: Rick S. Kirkbride, Esq.

F.         Landlord acknowledges that Assignee has or will encumber its leasehold interest in the Parking Lot Lease to Wells Fargo Bank, National Association, and that Assignee has the right to do so without Landlord’s consent pursuant to the terms of the Parking Lot Lease.

G.        Effective as of the Effective Date, Landlord hereby releases Assignor and any affiliates of Assignor from liability and obligation under the Lease, and under any guaranties thereof, arising after the Effective Date.  Assignor hereby (i) represents and warrants to Landlord that there exists no default in the payment of any amounts due to Landlord by Assignor or in the performance by Assignor of any of its obligations under the Parking Lot Lease, and no event or circumstance currently exists which, with the passage of time or the giving of notice, or both, would constitute, an event of default by Assignor under the Parking Lot Lease, and (ii) releases the Landlord from any liabilities or obligations under the Parking Lot Lease.

H.        This Agreement will be governed by and construed under the laws of the State of Pennsylvania without regard to conflicts of laws principles that would require the application of any other law.

I.          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

J.          This Agreement and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Assignor and Assignee.

K.        In the event of any litigation between Assignor and Assignee, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all reasonable attorneys’ fees and costs incurred.  As used in this Agreement, attorneys’ fees shall include those incurred at the trial level and at all levels of appeal.

L.         This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, Assignor, Assignee and Landlord have executed this Assignment as of the date and year first above written.

ASSIGNOR:

MOODY NATIONAL CY SHADYSIDE S, LLC,
a Delaware limited liability company

By: ___________________________
Name: _________________________
Title: __________________________

STATE OF TEXAS

COUNTY OF HARRIS

On ______________, 2013, before me,                                                                                       , personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Texas that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

My commission expires	.

ASSIGNEE:

CWI SHADYSIDE HOTEL, LLC,

a Delaware limited liability company

By: _______________________________
Name: Michael G. Medzigian
Its: Chief Executive Officer and President

STATE OF ILLINOIS

COUNTY OF LAKE.

On _____________, 2013, before me,                                                                                       , personally appeared Michael G. Medzigian, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Illinois that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

My commission expires	.

LANDLORD:

D.A. ASSOCIATES, LLC,
a Pennsylvania limited liability company

By: ______________________________
Name: ____________________________
Title: _____________________________

STATE OF ________________

COUNTY OF ______________

On ________________, 2013, before me,                                                                                       , personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Pennsylvania that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

My commission expires	.

LANDLORD:

CJV ASSOCIATES, L.P.,
a Pennsylvania limited partnership

By: ______________________________
Name: ____________________________
Title: _____________________________

STATE OF _______________

COUNTY OF _____________

On ______________, 2013, before me,                                                                                      , personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Pennsylvania that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

My commission expires	.

Exhibit A

TO ASSIGNMENT, ASSUMPTION, ESTOPPEL

AND AMENDMENT OF PARKING LOT LEASE

Description of Real Property Covered by

Parking Lot Lease

Exhibit B

TO ASSIGNMENT, ASSUMPTION, ESTOPPEL

AND AMENDMENT OF PARKING LOT LEASE

Parking Lot Lease

EXHIBIT B

EASEMENT PARCEL

EXHIBIT N

FORM OF TITLE POLICY

EXHIBIT M

FORM OF NEW MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

between

SHADYSIDE HOTEL OPERATOR, INC.,

a Delaware corporation

and

CONCORD HOSPITALITY ENTERPRISES COMPANY

a Delaware corporation

COURTYARD BY MARRIOTT

PITTSBURGH, PENNSYLVANIA

3

ARTICLE 8	FRANCHISE	30
ARTICLE 9	INSURANCE	31

9.1	Manager’s obligation to procure and maintain Insurance Coverage	31
9.2	Insurance Policies	31
9.3	Manager’s Blanket Insurance Coverage	33
9.4	Changes in Insurance Carriers	33
9.5	Schedule of Insurance	33
9.6	Duties of Manager	33
9.7	Waiver of Liability	34
9.8	Business Interruption	34

ARTICLE 10	INDEMNIFICATION	34

10.1	Liabilities; Indemnification; Third Parties	34
10.2	Hold Harmless	35
10.3	Waiver of Subrogation	35
10.4	Survival	35
10.5	Counsel	36

ARTICLE 11	CASUALTY AND CONDEMNATION	36

11.1	Casualty	36
11.2	Condemnation	37

ARTICLE 12	DEFAULT AND TERMINATION	37

12.1	Events of Default	37
12.2	Termination	40
12.3	Hotel Reservations/Group Contracts Honored	40

ARTICLE 13	NOTICES	40
ARTICLE 14	RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS	42

14.1	Relationship	42
14.2	Further Actions	42

ARTICLE 15	APPLICABLE LAW; SEVERABILITY	42
ARTICLE 16	SUCCESSORS AND ASSIGNS	42

16.1	Assignment	42
16.2	Binding Effect	43
16.3	Effect of Permitted Assignments	43

ARTICLE 17	FORCE MAJEURE	43

17.1	Operation of Hotel	43
17.2	Extension of Time	44

ARTICLE 18	GENERAL PROVISIONS	44

18.1	Authorization	44
18.2	Formalities	44
18.3	Alternative Dispute Resolution Required	44
18.4	Estoppel Certificate	47

ii

18.5	No Representations	47
18.6	Not an Interest in Real Estate	47
18.7	Independent Contractor	48
18.8	Assistance with Proposed Sale, Financing, Refinancing	48
18.9	General Compliance with Laws	48
18.10	Equal Opportunity Employer	48
18.11	Time	48
18.12	Severability	49
18.13	Authority Limited	49
18.14	Exclusiveness of Compensation	49
18.15	Mortgages	49
18.16	REIT Covenants	51
18.17	Interpretation	51
18.18	Waivers; Modifications	52
18.19	Entire Agreement	52
18.20	Limitation on Pledging Operator’s Credit	52
18.21	Further Assurance	53
18.22	Limitation on Operator’s Liability	53
18.23	Survival of Covenants	54
18.24	No Recordation	54
18.25	Confidentiality	54
18.26	Attorneys’ Fees	55

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of March 12, 2013 (the “Effective Date”), by and between Shadyside Hotel Operator, Inc., a Delaware corporation (“Operator”), and Concord Hospitality Enterprises Company, a Delaware corporation (“Manager”).  Operator and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”  Any Exhibit or other attachment hereto is hereby incorporated by reference into this Agreement unless otherwise stated herein.

RECITALS:

A.        CWI Shadyside Hotel, LLC, a Delaware limited liability company (“Owner”), holds fee title to the real property located at 5308 Liberty Avenue, Pittsburgh, Pennsylvania and more particularly described in Exhibit “B” hereto (“Land”), together with the fixtures, furnishings, equipment and other personal property located at that certain hotel known as the “Courtyard Pittsburgh Shadyside,” and the meeting and event spaces and other amenities associated therewith (collectively, the “Hotel”).

B.        Owner has subleased its rights to the Hotel and the Land to Operator pursuant to that certain Operating Lease Agreement dated as of the date hereof by and between Owner and Operator (the “Operating Lease”).

C.        Operator has entered into a new franchise agreement with Marriott International, Inc., a Delaware corporation (“Franchisor”), dated as of the date hereof (“Hotel Franchise”) pursuant to which Operator operates the Hotel as the Courtyard by Marriott.

D.        Operator hereby intends to have Manager manage the operation of the Hotel and Manager agrees to manage the operation of the Hotel pursuant to the Hotel Franchise and the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Operator and Manager agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Definitions

In addition to the capitalized terms defined elsewhere in this Agreement, as used herein the following capitalized terms shall have the respective meanings indicated below:

(a)        2013 Budget – as defined in the Section 6.2(a).

(b)        AAA – as defined in Section 18.3(a).

(c)        Accounting Fee – as defined in Section 3.1.

(d)       Additional Owner Accounting Services – as defined in Section 6.6.

(e)        ADR Provider – as defined in Section 18.3(a).

(f)        Agreement – as defined in the Preamble.

(g)        Arbitrator – as defined in Section 18.3(c).

(h)        Affiliate – any corporation or other entity controlled by, controlling or under common control with Operator or Manager, as applicable.  The words “control,” “controlled” and “controlling” mean ownership, directly or indirectly, of fifty percent (50%) or more of the legal or beneficial ownership interest of such corporation or other entity and the power to direct or cause the direction of the management and policies of any such entity.  Notwithstanding the foregoing, W.P. Carey & Co., LLC, Carey Watermark Investors Incorporated and Watermark Capital Partners, LLC or any entity managed or advised by W.P. Carey & Co., LLC, Carey Watermark Investors Incorporated and Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of Operator for all purposes under this Agreement.

(i)         Applicable Law – as defined in Article 15.

(j)         Approval Amount – as defined in Section 4.3(h).

(k)        Approved Budget – as defined in Section 6.2(b).

(l)         Arbitrable Dispute – as defined in Section 18.3(a).

(m)       Bank Account – as defined in Section 6.3(b).

(n)        Base Management Fee – as defined in Section 3.1.

(o)        Books and Records – documents relating to the Hotel, books of accounts, financial records, front office records, all guest records, advance booking reservations and deposits, awards, Claims, computer software and manuals the costs for which were ultimately allocated to or paid for by the Hotel or Operator (excluding Manager’s proprietary software and/or manuals), programs and databases the costs for which were ultimately allocated to or paid for by Hotel or Operator (except Manager’s proprietary programs and databases, or as otherwise prohibited under any applicable license, permit or similar agreement), credit records, emails, Internet websites and domain names, marketing and mailing lists, prior customer lists, prior sales files and/or lists, contact information, histories, preferences and files, security codes, promotional literature, telephone equipment and numbers, and existing and transferable warranties, but excluding Hotel Personnel files and payroll records.

(p)        Building – the hotel building having an address of 5308 Liberty Avenue, Pittsburgh, Pennsylvania, and all other buildings, structures and improvements now located or hereafter constructed on the Land in addition thereto or in replacement thereof and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures or improvements as a hotel (including, without limitation, heating, lighting, plumbing, sanitary system, air-conditioning, laundry, refrigeration, kitchen, elevators and similar items) and such (i) banquet, meeting and other public areas, (ii) commercial space, including concessions and shops, (iii) parking lots, (iv) storage and service areas, (v) recreational facilities and areas,

(vi) public grounds and permanently affixed signage, (vii) other facilities and appurtenances and the one hundred thirty-two (132) keyed guest rooms (“Keyed Guest Rooms”) as presently exist on the Land or are hereafter added thereon during the Operating Term.

(q)        Business Day – a day that is not a Saturday, Sunday or legal holiday on which banking institutions in the state in which the Hotel is located are authorized or required by law or executive order to remain closed or a day on which the New York Stock Exchange is closed.

(r)        Capital Expenditures - as defined in Section 5.6.

(s)        Capital Expenditures Budget – plans and estimates of the expenditures necessary, in such detail as Operator shall reasonably require, for Capital Expenditures as approved by Operator in accordance with Section 6.2(b).

(t)        Claim – claims, demands, civil or criminal actions (including enforcement proceedings initiated by any government agency), penalties, suits, proceedings and liabilities (including cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that any Party is required to pay to third parties in connection with such matters) that any Party or Parties may have alleged against them, incur, become responsible for, or pay out.

(u)        Corporate Personnel – as defined in Section 5.3(b).

(v)        Development Services – as defined in Section 5.11.

(w)       Early Termination Notice – as defined in Section 2.2(b).

(x)        Effective Date – as defined in the Preamble.

(y)        Event of Default – as defined in Section 12.1.

(z)        FF&E – all fixtures, furniture, furnishings and equipment (not including Operating Equipment) required for the operation of the Building as a hotel in accordance with the standards set forth in this Agreement and the Hotel Franchise, including, without limitation, (i) office furnishings and equipment, and (ii) specialized hotel equipment necessary for the operation of any portion of the Building as a hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, and recreational facilities.

(aa)      FF&E Fund – as defined in Section 5.5.

(bb)      Fiscal Year – the calendar year from January 1 to December 31, unless and until Operator and Manager otherwise mutually agree in writing, which agreement shall be attached hereto and incorporated herein where applicable.

(cc)      Fixed Charges – those costs and expenses of the Hotel expressly excluded from Operating Costs, including the following:

(i)         the Base Management Fee;

(ii)        insurance premiums for property insurance, (including, without limitation, earthquake/movement insurance), casualty insurance and business interruption insurance required to be maintained hereunder (but specifically, excluding employee insurance including, without limitation, fiduciary liability and workmen’s compensation coverage);

(iii)       taxes levied or assessed against real or personal property located at the Hotel (and the fees and expenses of any tax protest consultants approved by Operator); and

(iv)       rental payments or payments for purchase options under leases of equipment which are capital leases under the Uniform System of Accounts.

(dd)     Forecast Budget – as defined in Section 6.2(a).

(ee)      Force Majeure – as defined in Section 17.1.

(ff)       Franchisor – as defined in the Recitals except as may be modified pursuant to Article 8.

(gg)      GAAP – generally accepted accounting principles in the United States of America, consistently applied.

(hh)      General Manager – that certain individual employed by Manager and serving as the general manager of the Hotel from time to time.

(ii)        GM Report – as defined in Section 6.1(d).

(jj)        Hotel – a collective term for the Land, the Building, the FF&E, the Operating Equipment and the Operating Supplies.

(kk)      Hotel Franchise – as defined in the Recitals except as may be modified pursuant to Article 8.

(ll)        Hotel Franchise Standards – the operational and other standards expressly set forth in the Hotel Franchise and governing the operation and maintenance of the Hotel pursuant thereto.

(mm)    Hotel Guest – any guest, group, customer, or patron of the Hotel.

(nn)      Hotel Guest Information – as defined in Section 6.1(a).

(oo)      Hotel Personnel – as defined in Section 5.3(a)(i).

(pp)      Incentive Management Fee – as defined in Section 3.1.

(qq)      Incentive Threshold – one hundred three percent (103%) of Projected NOI for the Fiscal Year in question.

(rr)       Index – the Consumer Price Index for All Urban Consumers (1982- 84 =100) as published by the United States Bureau of Labor Statistics U.S. City Average, as amended.

(ss)       Initial Working Capital – as defined in Section 6.3(b).

(tt)       Insurance – all premiums, for all insurance maintained with respect to the Hotel or as otherwise required under this Agreement.

(uu)      Interested Persons – as defined in Section 18.4.

(vv)      JAMS – as defined in Section 18.3(a).

(ww)    Key Employees – as defined in Section 5.4(a).

(xx)      Land – as defined in the Recitals.

(yy)      LIBOR – the rate of interest per annum at which one (1) month deposits, in United States Dollars, are offered by the principal office of Citibank in London to major banks in the London interbank market or any new market standard for interbank loans that becomes the standard.

(zz)      License Indemnity – as defined in Section 5.1.

(aaa)    Licenses – as defined in Section 5.1.

(bbb)    Line Item – as defined in Section 6.2(c).

(ccc)    Losses – as defined in Section 10.1.

(ddd)   Management Fee Cap – as defined in Section 3.1.

(eee)    Management Fees – collectively, the Base Management Fee and the Incentive Management Fee.

(fff)     Management Opportunity – as defined in Section 5.13.

(ggg)    Manager – as defined in the Preamble.

(hhh)    Manager Event of Default – as defined in Section 12.1(a).

(iii)       Manager Indemnification Matters – as defined in Section 10.1.

(jjj)       Manager’s Hotels – all hotels, resorts or other transient lodging facilities now or hereafter operated by Manager or its Affiliates.

(kkk)    Monthly Reports – as defined in Section 6.1(d).

(lll)       Mortgage – as defined in Section 18.15.

(mmm) Mortgage Requirements – as defined in Section 18.15.

(nnn)    Mortgagee – as defined in Section 18.15.

(ooo)    NOI – the amount equal to Total Revenues less (i) Operating Costs; (ii) Fixed Charges; and (iii) contributions to the FF&E Fund plus the amount of any FF&E expenditures not funded out of the FF&E Fund.

(ppp)    Operating Budget – as defined in the Section 6.2(b).

(qqq)    Operating Costs – the entire cost and expense of maintaining, operating and supervising the operation of the Hotel to the extent consistent with the Approved Budget.  Operating Costs shall be the sum of such costs and expenses which are normally charged as a cost of operation under GAAP and the Uniform System of Accounts, including, without limitation, the following:

(i)         the cost of Operating Supplies and Operating Equipment;

(ii)        wages, salaries, employee benefits, payroll taxes, bonuses, relocation expenses and other costs related to employees at the Hotel;

(iii)       advertising and promotional expenses incurred directly by the Hotel;

(iv)       administrative and general expenses of the Hotel;

(v)        the fees and expenses incurred pursuant to the Hotel Franchise;

(vi)       the cost of personnel training programs;

(vii)      charges for reservation-related distribution systems;

(viii)     utility and energy costs;

(ix)       operating licenses and permits;

(x)        grounds and landscaping maintenance costs;

(xi)       all expenditures made for routine maintenance and repairs to keep the Hotel and restaurant in good condition and repair or as required by the Hotel Franchise;

(xii)      insurance premiums for the coverages required to be maintained hereunder as set forth on Exhibit “A” (without duplication of any Fixed Charges);

(xiii)     the cost of accounting fees, payroll services and legal fees for services directly related to the operation of the Hotel and its facilities;

(xiv)     Reimbursed Expenses, including any federal, state and local taxes associated with such Reimbursed Expenses;

(xv)               the cost and expenses of technical consultants and operation experts for specialized services in connection with non-routine Hotel work;

(xvi)              reasonable increases in reserves for uncollectible accounts receivable as set forth in the Proposed Annual Plan and Approved Budget;

(xvii)             credit card and travel agent commissions; and

(xviii)           all other reasonable costs and expenses incurred in connection with the operation of the Hotel.

(rrr)                       Operating Equipment – all operating equipment required for the operation of the Hotel, including chinaware, glassware, linens, silverware, utensils, uniforms and all other similar items.

(sss)                    Operating Lease – as defined in the Recitals.

(ttt)                       Operating Supplies – all consumable items used in the operation of the Hotel, including food and beverages, fuel, soap, cleaning materials, guest room amenities, paper supplies, and all other similar items.

(uuu)              Operating Term – as defined in Section 2.2.

(vvv)              Operational Standards – as defined in Section 4.1.

(www)  Operator – as defined in the Preamble.

(xxx)              Operator Event of Default – as defined in Section 12.1(a).

(yyy)              Operator’s Costs – depreciation of the Building, FF&E and Operating Equipment and amortization of financing; debt service due and owing under the terms of any and all Mortgages and other costs of Operator not directly related to the operation of the Hotel.

(zzz)                 Operator’s Report – as defined in Section 6.1(d).

(aaaa)          Owner – as defined in the Recitals.

(bbbb)      Party – as defined in the Preamble.

(cccc)          Period Of Use – as defined in Section 5.1.

(dddd)  Project - as defined in Section 5.11.

(eeee)          Project Manager – as defined in Section 5.11.

(ffff)              Projected NOI – the projected NOI set forth in (i) in the case of the 2013 calendar year, the 2013 Budget; (ii) for calendar years 2014-2018, the applicable Forecast Budget for the Fiscal Year in question; and (iii) for each Fiscal Year thereafter, the Projected NOI for the prior Fiscal Year, as adjusted annually in accordance with the change in the Index.

(gggg)      Property Improvement Plan (or “PIP”) - the property improvement plan or other similar capital improvement or other requirement which obligates Operator and/or the Hotel to make improvements to the Hotel of any kind under the Hotel Franchise.

(hhhh)      Proposed Annual Plan - as defined in Section 6.2(b).

(iiii)                      Regional Team – shall be defined as Manager’s regional controller, revenue manager, vice president of operations, vice president of sales, and regional director of human resources.

(jjjj)                      Reimbursed Expenses –as defined in Section 6.4.

(kkkk)      Salary Costs – all costs of Hotel Personnel as set forth in the Approved Budget or otherwise approved by Operator which may include, without limitation, Hotel Personnel’s accrued and vested: wages, salaries, Hotel Personnel medical, disability, and/or life insurance and other benefits incurred by Manager, vacation pay and sick leave, bonuses, severance and termination costs, 401(k), profit sharing, pension or similar retirement benefits or other accrued and vested fringe benefits, payroll taxes, relocation expenses and other compensation of whatever nature, including any applicable federal, state and local taxes.

(llll)                      Service Charges – as defined within the definition of Total Revenues.

(mmmm)                                      Taking – as defined in Section 11.2(a).

(nnnn)      Tax – all taxes, including ad valorem taxes on real property, personal property taxes, business and occupation taxes, and/or transient occupancy tax relating to or assessed in connection with the ownership or operation of the Hotel.

(oooo)      Termination Date – the effective date of the expiration or sooner termination of this Agreement in accordance with the terms hereof.

(pppp)      Termination Notice – as defined in the Section 2.2(a).

(qqqq)      Third Party Manager – as defined in Section 5.12.

(rrrr)                  Third Party Operated Areas – as defined in Section 5.12.

(ssss)              Total Revenues - all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, including revenues from guest room sales, food and beverage sales, telephone, facsimile and/or internet services, in-room video and valet service receipts, rental or other payments from lessees and sub lessees (but not the gross or net receipts of such lessees and sub lessees), and the proceeds of business interruption insurance (to the extent actually collected), including, but not limited to, the net revenue (e.g., reduced for any fees and operating expenses payable to any Third Party Manager or in connection with such Third Party Operated Area) received by Operator in connection with any Third Party Operated Areas (except as expressly excluded below).  Total Revenues shall be determined on an accrual basis and in accordance with GAAP and the Uniform System of

Accounts.  Notwithstanding the foregoing, the calculation of Total Revenues shall expressly exclude the following:

(i)                                  any gratuities or service charges added to a customer’s bill and distributed as compensation to the Hotel’s employees (except for charges (hereinafter “Service Charges”) for services that are added to a customer’s bill or banquet contract either at a fixed amount or a percent of the sale unless such charges, or any portion thereof, are collected and remitted to the Hotel employees);

(ii)                              any rebates, discounts, credits or refunds made to Hotel customers, guests or patrons;

(iii)                          any sums and credits received by Operator for lost or damaged merchandise;

(iv)                          any sales taxes, excise taxes, gross receipt taxes, hotel occupancy taxes, admission taxes, entertainment taxes, tourist taxes or charges or similar taxes or impositions;

(v)                              receipts or proceeds from the financing, sale or other disposition of the Hotel, FF&E or other capital assets and other items not in the ordinary course of the Hotel’s operations and income derived from securities and other property acquired and held for investment;

(vi)                          interest earned on funds held in the Bank Account, the FF&E Fund and any other accounts maintained or investments made for the Hotel;

(vii)                      receipts from awards or sales in connection with any condemnation or taking, from other transfers in lieu of and under the threat of any taking, and other receipts in connection with any condemnation or taking;

(viii)                  proceeds of any insurance, including the proceeds of any business interruption insurance;

(ix)                          any funds furnished by Operator (whether for Operating Costs or otherwise);

(x)                              property or other tax reimbursements; and

(xi)                          the sum of any actual uncollectible accounts.

(tttt)                  Uniform System of Accounts - the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as adopted by the American Hotel and Lodging Association and all future amendments thereto.

ARTICLE 2
TERM AND EXTENSIONS

2.1                            Commencement Date.

The term of the Agreement shall become effective and Manager shall commence its duties hereunder on the Effective Date.

2.2                            Term.

(a)                               This Agreement shall have a term of five (5) years (the “Operating Term”) commencing on the Effective Date and expiring at 11:59 p.m. on the day prior to the fifth (5th) anniversary of the Effective Date unless sooner terminated in accordance with the provisions of this Agreement.  This Agreement shall automatically be extended for up to five (5), one-year renewal terms (each such renewal term to commence on the day immediately following the last day of the then current term) unless Operator provides written notice of termination to Manager (“Termination Notice”) at least thirty (30) days prior to the last day of the expiring term.  If Operator fails to timely give Termination Notice to Manager, (i) the Operating Term shall be extended by one year from the last day of the expiring term, and (ii) the Expiration Date shall be the last day of the one year renewal term.

(b)                              Notwithstanding anything to the contrary contained herein, Operator shall have the right to terminate this Agreement at any time, for any reason or no reason and without penalty, upon sixty (60) days’ prior written notice (“Early Termination Notice”) to Manager; provided, however, Operator shall have the right to terminate this Agreement upon delivery of thirty (30) days’ prior written notice to Manager in the event such termination is the result of: (i) any direct or indirect sale of the Hotel; (ii) Manager’s uncured Event of Default; (iii) Franchisor’s right to require Operator to replace Manager pursuant to the Hotel Franchise; (iv) Mortgagee’s right to require Operator to replace Manager pursuant to the loan documents; or (v) a Mortgagee or lender acquires possession of the Hotel through foreclosure or deed-in-lieu of foreclosure.

(c)                               Notwithstanding the foregoing, Manager covenants and agrees to cooperate in the orderly handover of the Hotel to a new manager (as determined by Operator in its reasonable discretion and as otherwise required by the terms of this Agreement), including, without limitation, delivery of all Books and Records relating to the Hotel (and the operations thereof) in Manager’s possession or under its control to Operator or Operator’s designee.

ARTICLE 3
MANAGEMENT FEE AND PAYMENTS TO MANAGER

3.1                            Management Fee.

In consideration of the management of the Hotel by Manager, Operator agrees to pay to Manager:

(a)  a base management fee, which shall equal (i) two and 50/100 percent (2.50%) of Total Revenues for period commencing on the Effective Date through and including December 31, 2013; (ii) two and 75/100 percent (2.75%) of Total Revenues during the period commencing

January 1, 2014 through and including December 31, 2014 (or portion thereof); and (iii) commencing January 1, 2015 and continuing thereafter, three percent (3%) of Total Revenues (the “Base Management Fee”); and

(b) an incentive management fee equal to twenty-five percent (25%) of the amount of actual NOI in excess of the Incentive Threshold for the applicable Fiscal Year of the Operating Term (or portion thereof) (the “Incentive Management Fee”); provided, however, such Management Fees shall be capped at, and in no event shall Manager be entitled to receive, aggregate Management Fees (i.e., collectively, Base Management Fees and Incentive Management Fees) for any Fiscal Year in excess of four and 50/100 percent (4.50%) of Total Revenues (the “Management Fee Cap”).

(c) Notwithstanding the foregoing, Operator agrees to pay Manager (as an Operating Cost) an accounting fee of One Thousand Five Hundred Dollars ($1,500) per month (the “Accounting Fee”) in consideration for centralized accounting and information technology services related to the operation of the Hotel (expressly excluding high-speed internet support services to the extent provided by Manager).

3.2                            Place and Means of Payment.

The Base Management Fee shall be shall be paid to Manager monthly in arrears following Manager’s delivery of the Operator’s Report for such month to Operator (provided Operator makes no objections thereto) and shall be reconciled on an annual basis as provided in Section 3.3 below.  The Incentive Management Fee shall be paid to Manager annually following Manager’s delivery of the final year-end financial statement for the Hotel for such Fiscal Year.  The Accounting Fee shall be paid to Manager monthly in arrears following Manager’s delivery of the Monthly Reports.  All amounts payable to Manager or its Affiliates under this Agreement, except as otherwise specifically provided in this Agreement, (a) shall be paid to Manager in United States dollars, in immediately available funds, and (b) shall be made to Manager at the place for the giving of notice to Manager as set forth in Article 13.

3.3                            Annual Reconciliation of Management Fee.

Following the end of each Fiscal Year and concurrently with each final year-end financial statement for the Hotel, the parties shall reconcile the Management Fees actually paid in the prior Fiscal Year with the final, actual determination of Total Revenues for the prior year and the Management Fee Cap.  In the event that any payments made during the prior Fiscal Year differ from those that would be paid had the applicable payments been made at the appropriate percentage based on the final annual calculation, Manager shall refund any overpayment to Operator, or Operator shall pay any underpayment to Manager, as the case may be, within thirty (30) days following agreement by the parties upon the final annual calculation.

3.4                            Limitations on Fees.

Except as expressly set forth in this Agreement, Operator and Manager agree that Manager shall not be entitled to any other fees or compensation in connection with the delivery of services which Manager is required to provide to the Hotel pursuant to this Agreement.

ARTICLE 4
OPERATIONAL STANDARDS

4.1                            Operational Standards.

Manager covenants to and shall operate the Hotel in accordance with the terms of this Agreement, the REIT requirements set forth in Section 18.16, the Approved Budget and the Hotel Franchise Standards, as applicable, and, to the extent the same exceed the level of service and quality required by (and are not inconsistent with) the Hotel Franchise Standards, the operational standards developed by Manager in connection with its hotel management business, as such operational standards are modified, revised or amended from time to time (the “Operational Standards”).

4.2                            Manager and Operator Control.

Subject to the limitations set forth in this Agreement and in the Approved Budget, Manager shall have the right to determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or the efficient management and operation of the Hotel, including without limitation the right to determine the terms of guest admittance to the Hotel, use of rooms for commercial purposes, use of Hotel space for retail business and other services, policies relating to entertainment, labor policies, charges for rooms and commercial space, credit policies, food and beverage services, menu prices and other guest charges, receipt, holding and disbursement of funds, maintenance of Bank Account, and, from Operator’s funds, the procurement of inventories, supplies and services, promotion and publicity, including, without limitation, the right to provide complimentary or discounted food, beverages, rooms and the use of other Hotel facilities to existing or potential customers, employees and others.  Notwithstanding the foregoing, Manager shall not (a) favor other hotels or businesses owned by Manager or its Affiliates over the Hotel in booking conventions, groups and transient reservations, or (b) make any public announcements relating to the ownership of the Hotel, this Agreement and/or any other statement which would include reference to Operator or its Affiliates without the prior written consent of Operator.

4.3                            Limitations on Manager’s Authority.

Notwithstanding the general grant of authority given to Manager under Section 4.2 or any other provisions of this Agreement and in addition to the express provisions of this Agreement which prohibit Manager from taking certain actions only with the prior consent of Operator, Manager shall not take or perform any of the following actions without the prior written approval of Operator (which consent may be granted or withheld in Operator’s sole and absolute discretion):

(a)                               acquire any real property or interest therein;

(b)                              acquire any capital assets or interest therein (including under capital leases), except to the extent specifically provided for in an Approved Budget (and only to the extent of the scope thereof specifically provided in the Approved Budget, with all other aspects of such acquisition still subject to the prior written approval of Operator, which approval shall be granted or withheld in Operator’s sole and absolute discretion);

(c)                               acquire any items of FF&E or Operating Supplies, except to the extent specifically provided for in an Approved Budget (and only to the extent of the scope thereof specifically provided in the Approved Budget, with all other aspects of such acquisition still subject to the prior written approval of Operator, which approval shall be granted or withheld in Operator’s sole and absolute discretion);

(d)                             finance, refinance, or Mortgage any portion of the Hotel or the revenue due to Operator therefrom, or borrow any money or execute any credit obligations in the name and on behalf of Operator, except in connection with trade payables for goods and services incurred in the ordinary course of business in the operation and management of the Hotel in accordance with the terms of this Agreement;

(e)                               sell (other than dispositions of FF&E, Operating Equipment, and Operating Supplies in the ordinary course of business as provided for in this Agreement), or otherwise transfer, pledge, or place any lien on the Hotel or any portion thereof;

(f)                                in the event of a governmental Taking through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, consent to any award or participate in any Taking proceeding, except as expressly permitted by the terms of this Agreement;

(g)                              allow any existing lease, license and/or other similar agreement for space or equipment to automatically renew (unless such renewal is not optional on the part of landlord) or modify or terminate any existing lease, license and/or other similar agreement for space or equipment;

(h)                              enter into any license agreement, concession agreement, contract, agreement or related agreements or similar arrangement which (i) in the aggregate would subject Operator to annual payment obligations, for goods or services, of Ten Thousand Dollars ($10,000) or more (the “Approval Amount”); or (ii) has a term of more than twelve (12) months or is not terminable (without penalty) upon ninety (90) days’ notice; provided that, in addition to obtaining Operator’s prior approval, any agreement or contract with liability totaling more than Fifty Thousand Dollars ($50,000) shall be bid out competitively and Manager shall be required to procure bids from at least three (3) independent contractors (to the extent 3 independent bids are reasonably available for the particular goods or services) before entering into any such contract or agreement; provided, further, that notwithstanding whether or not set forth in the Approved Budget, Manager shall obtain Operator’s prior written approval for any contract that provides for aggregate payments by Operator over the life of the contract (taking into account Operator’s early termination rights) of more than Fifty Thousand Dollars ($50,000);

(i)                                  enter into any contract, agreement or related agreements or similar arrangement with any Affiliate of Manager;

(j)                                  operate the Hotel in any manner or for any purpose other than as herein set forth;

(k)                              abandon the Hotel for any reason;

(l)                                  make, authorize, or permit any material modifications or alterations to the Hotel except as expressly authorized by this Agreement;

(m)                          enter into any agreement that would cause Operator to incur pension or other employee retirement obligations after the expiration or termination of this Agreement;

(n)                              execute any collective bargaining, union, recognition, neutrality, or other labor agreement involving the Hotel or any across-the-board wage increases affecting a class of employees;

(o)                              institute, defend or settle any legal or equitable proceedings, including the prosecution or settlement of any Tax claims or appeals and the selection of counsel, with respect to the Hotel where the Claim asserted (including estimated legal fees) is in excess of the Approval Amount; provided, however, nothing shall limit Manager’s ability to defend, settle or otherwise dispose of litigation against Manager in its individual capacity, provided that Manager shall not seek reimbursement or indemnification from Operator under this Agreement therefor (except where Manager is entitled to reimbursement and/or indemnification as set forth in this Agreement) and in the event Operator is also a named  party in such legal actions or proceedings, Operator (at its cost or as an Operating Cost if the matter giving rise thereto would have given rise to an Operating Cost) shall have the right to appoint separate counsel to defend its interests and shall have the right to control such litigation (excluding any Claims to the extent the same are covered by insurance required under Article 9 where the insurer institutes, defends or settle such Claim);

(p)                              employ or engage any professional firm, including legal counsel and accountants, except as specifically set forth in the then Approved Budget (other than legal counsel retained to collect accounts receivable and pursue other routine matters involving amounts in controversy less than the Approval Amount) or otherwise as set forth in this Agreement; or

(q)                              settle any property Insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of the Approval Amount.

4.4                            Meetings; Communications with Operator.

(a)                               Meetings with respect to the Hotel will be held as frequently as is deemed reasonable and necessary by the Operator provided that such meetings do not unduly interfere with the day to day operations of the Hotel.  The agenda for any meeting may be prepared jointly by the Operator and Manager and shall cover such topics as deemed necessary by Operator and Manager.  The parties shall endeavor to give each other reasonable notice as to the time, place, agenda and attendees of any meetings.

(b)                              Manager shall cause the Key Employees to keep Operator or Operator’s designees informed and advised on a regular basis of: (i) all material financial and other matters concerning the Hotel and the operation, use, condition, and maintenance thereof; and (ii) all major policy matters and procedures affecting the conduct of business at the Hotel.  Operator shall at all times have access to Key Employees and without limiting the generality of the preceding sentence, upon the request of Operator, the Key Employees shall, at a minimum, meet and confer with Operator regarding the Hotel on a regular basis, and respond to reasonable inquiries of Operator and give due consideration to suggestions Operator may offer with respect thereto from time to time.  Manager shall communicate directly with Franchisor in the ordinary course of business on Operator’s behalf and shall provide to Operator copies of all material written communication as between Manager and Franchisor.

ARTICLE 5
OPERATION OF THE HOTEL

5.1                            Licenses.

In cooperation with Operator, Manager or an Affiliate of Manager shall apply for, process and take all necessary steps to procure (in Operator’s name, and/or Manager’s name to the extent required by local authorities), as an Operating Cost, all necessary licenses and permits (the “Licenses”) required for the operation of the Hotel and related facilities, including, but not limited to, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotel.  Operator agrees to use commercially reasonable efforts to assist Manager in connection with Manager’s efforts to obtain any such licenses.  Manager undertakes to comply with any conditions set out in any such Licenses and at all times to operate and manage the Hotel in accordance with such conditions and any other legal requirements.  Upon the expiration or sooner termination of this Agreement for any reason, Manager agrees, to the extent permitted by Applicable Law, to assign, transfer and convey to Operator or its designee all of Manager’s right, title and interest in and to all such Licenses (including, without limitation, liquor licenses), without charge (other than any out-of-pocket costs associated with such transfer, which shall be Reimbursed Expenses), or in the event any such assignment is not permitted by Applicable Law, Manager shall use reasonable efforts to provide Operator or Operator’s designee (or purchaser’s designee, if in connection with a sale) with the use and benefits of such Licenses until Operator and/or its designee (or purchaser’s designee, as applicable) are able to obtain new Licenses (any such period of time, the “Period of Use”).  Operator shall indemnify, defend and hold harmless Manager and its Affiliates, and their respective agents, officers, employees, directors and shareholders, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial and including, without limitation, any attorneys’ fees and expenses), arising from Operator’s use of such Licenses pursuant to this Section 5.1 (the “License Indemnity).  The obligations of Manager under this Section 5.1 and the obligations of Operator under the License Indemnity shall survive the termination of this Agreement.  Operator will reimburse Manager for any Reimbursed Expenses incurred by Manager in connection with maintaining the Licenses for Operator’s use during any Period of Use.

5.2                            Operating Equipment and Operating Supplies.

Subject to Section 5.11, in the performance of its obligations under this Agreement and without any additional fee to Operator or the Hotel, Manager shall provide purchasing services, including obtaining preferred pricing for goods and services at the Hotel; provided; however, Manager shall not procure any profit from such purchasing programs and shall provide financial statements setting forth the profits and losses generated from such purchasing programs (with any and all profits, if any, being paid to Operator).  Manager shall supervise and purchase, or arrange directly or through bulk purchasing service providers if so designated by Franchisor or directed by Operator for the purchase of, all FF&E, inventories, provisions, consumable supplies, services, Operating Equipment, and Operating Supplies that are necessary and proper to maintain and operate the Hotel in accordance with the terms of this Agreement, the Approved Budget, the Hotel Franchise Standards and, if applicable pursuant to Section 4.1, the Operational Standards, and to act in an economical manner in making purchases for the Hotel.  In the event Operator appoints Manager as its purchasing agent outside the scope of Manager’s purchasing program(s), Manager shall make such purchases from third party vendors with the objective of securing competitive prices for goods and services consistent and in compliance with the Hotel Franchise Standards or as otherwise promulgated from time to time by Franchisor as permitted under the Hotel Franchise.  In the event that Manager elects to contract with any Affiliate in connection with any such purchasing services, Manager shall notify Operator and obtain Operator’s prior written consent as required under Section 4.3 above; provided, however, Manager agrees that it shall ensure that the prices and terms of goods and services purchased under such affiliated vendor contracts shall be no greater than and no more burdensome than the prices and terms of good and services of equal quality available from third parties in the general  market.  When taking bids or issuing purchase orders, Manager shall use commercially reasonable efforts to secure for, and shall credit to, Operator any discounts, commissions, or rebates obtainable in connection with such purchase.  Manager shall promptly remit to Operator’s benefit in the Bank Account the value of all cash or other discounts, rebates, profits, or commissions received by Manager or any of its Affiliates in connection with any purchases described herein.  In determining, pursuant to the foregoing, whether such prices and terms are competitive with respect to third party vendors, such prices and terms will be compared to the prices and/or fees which would be charged by reputable and qualified unrelated third parties on an arm’s-length basis for similar goods and/or services.  The goods and/or services purchased by Manager may be grouped in reasonable categories, rather than being compared item by item.  Manager shall be required to obtain Operator’s prior written approval in accordance with Section 4.3(h); provided, however, Manager shall be required to procure bids from at least three (3) independent contractors before entering into any such contract or agreement resulting in costs or expenses in excess of Fifty Thousand Dollars ($50,000) per annum.  Notwithstanding the foregoing, upon at least thirty (30) days’ prior written notice to Manager, Operator shall have the right to opt out of any purchasing program in respect of all purchases or such items as Operator may designate in such notice.

5.3                            Hotel Marketing Program.

(a)                               Development.  Manager shall, subject to the terms, conditions and limitations set forth in the Approved Budget and the Hotel Franchise (including, without limitation, Franchisor’s right to review and/or approve any and all marketing materials), develop and implement a specific local market commercial, advertising and marketing program for the Hotel, which will provide for the planning, publicity, internal communications, organizing, and budgeting activities to be undertaken, and which may include the following:

(i)                                  production, distribution, and placement of promotional materials relating to the Hotel, including materials for the promotion of relations, with respect to all individuals employed at the Hotel (the “Hotel Personnel”);

(ii)        development and implementation of promotional offers or programs that benefit the Hotel;

(iii)       attendance of Hotel Personnel at conventions, meetings, seminars, conferences, and travel congresses;

(iv)       selection of and guidance to, as required, advertising agency and public relations personnel;

(v)        preparation and dissemination of news releases for national and international trade and consumer publications;

(vi)       maximizing the benefits from Franchisor-offered marketing products and sales programs;

(vii)      providing sales training programs and website marketing, customer relations management programs, tracking and setting sales goals, providing group sales programs and fronting desk up-sell programs, maintaining programs to attract business away from competitor hotels, creating and maintaining strategic alliances;

(viii)     seeking to create ancillary revenue such as charging for parking, establish entertainment and amusement policies (including pricing); and

(ix)       establishing all advertising, public relations and promotion policies, and distribute marketing and/or press releases.

(b)        Implementation.  Manager shall, subject to the Approved Budget, be responsible for the development and implementation of the Hotel’s individual marketing program, which will be accomplished substantially by Hotel Personnel, with periodic assistance from personnel from the corporate offices of Manager or its Affiliates (“Corporate Personnel”) with marketing sales expertise.  Any such assistance rendered by Corporate Personnel (other than set forth in Section 5.4(a)) shall be at no cost to Operator or the Hotel for such Corporate Personnel’s time.  The program shall comply with Manager’s sales, advertising, and public relations policies and corporate identity requirements, as they may be modified from time to time.  The cost of the development and implementation of the Hotel’s marketing program shall be an Operating Cost and Manager shall include the estimated costs thereof for each Fiscal Year in the Approved Budget for such Fiscal Year.

5.4       Personnel.

(a)        All personnel employed at the Hotel at all times shall be the employees of Manager or of an Affiliate of Manager.  Subject in each instance to the explicit prior written approval by Operator and further subject to the limitations of the Approved Budget (which, if applicable, shall include a schedule of the Reimbursed Expenses anticipated to be incurred by Manager in the subject year), Manager, may, as deemed reasonably necessary by Manager, assign other employees of Manager or an Affiliate of Manager on a temporary, part-time or shared basis to perform services at the Hotel, and the pro rata share of such temporary, part-time or shared employee’s salary (including employee benefits and all applicable employer taxes as well as any federal, state or local taxes imposed upon Manager for such reimbursement) while performing services exclusively at the Hotel, and actual expenses incurred by such employee in traveling to and from the Hotel, will be reimbursed to Manager by Operator as a Reimbursed Expense (subject to and in accordance with the requirements of Section 6.4 below).  Manager shall, subject to the limitations of the Approved Budget, have reasonable discretion to hire, fire, promote, supervise, direct and train all employees at the Hotel, to fix their compensation and benefits, and generally to establish and maintain all policies relating to employment and employment benefits; provided, however, notwithstanding the foregoing, Manager shall submit to Operator the resumes of the General Manager, Controller or Director of Finance, Chief Engineer, and Director of Sales (collectively, “Key Employees”) and Operator shall have the right to interview and reasonably approve the hiring of each of Key Employees prior to such persons being hired and/or assigned to the Hotel by Manager.  Following Operator’s approval, Manager shall not transfer any such Key Employees to any other hotel operated by Manager or any other position with Manager or its Affiliates without Operator’s prior written approval, which shall not be unreasonably withheld or delayed.  Upon the expiration or earlier termination of this Agreement, Operator shall have the right to make an employment offer to any or all Key Employees and, if mutually agreed, Manager covenants and agrees to transfer the statutory employment of such Key Employees to Operator and Manager further covenants and agrees not to proactively solicit any such transferred Key Employees at any time prior to the date six (6) months after such expiration or earlier termination of this Agreement.  All costs of every kind and nature pertaining to all employees at the Hotel arising out of the employer-employee relationship, including, without limitation, salaries, benefits (including vacation, sick and personal days and accruals at the accrual rate established by Manager), bonuses, relocation costs, reasonable employment-related legal costs, employee taxes, costs incurred in connection with governmental laws and regulations and insurance roles, and such other expenses as Manager, in its reasonable discretion, may deem appropriate (e.g., costs of defense of employees charged with a crime in connection with the performance of their duties at the Hotel and costs of defending claims brought by Hotel employees against Operator, Manager or the Hotel) shall be an Operating Cost to the extent set forth in the Approved Budget or as otherwise discussed with, and approved by, Operator, and, subject to Section 10.1, Operator shall reimburse, indemnify and hold harmless Manager from all costs, expenses, liabilities and claims incurred in connection therewith.  Notwithstanding anything to the contrary set forth herein, neither Operator nor the Hotel will be liable for any salary or other compensation (including employee benefits and all applicable employer taxes as well as any federal, state or local taxes imposed upon Manager for such reimbursement) of Corporate Personnel unless and only in the event that a Corporate Personnel replaces any Key Employee and is thereafter fully dedicated to the Hotel on a permanent or temporary basis and then only such pro rata amount of the respective Corporate Personnel’s salary or other compensation applicable to the time actually spent in such Key Employee position; provided, however, Operator shall reimburse Manager for the actual expenses incurred by any Regional Team member in traveling to and from the Hotel as a Reimbursed Expense (subject to and in accordance with the requirements of Section 6.4 below)

(b)        Upon the expiration or earlier termination of this Agreement, Operator or any replacement manager or purchaser (in the event of a termination on sale) shall have the right to make an employment offer to any or all Hotel employees and, if such employee(s) agree to remain employed at the Hotel, Manager covenants and agrees to transfer the statutory employment of such Hotel employees to Operator; provided, however, (i) unless Operator or such replacement manager or purchaser agrees to retain sufficient employees so as not to violate the Worker Retraining and Notification Act of 1990 (as amended, the “WARN Act”) and said replacement manager or purchaser agrees to indemnify Manager for its breach thereof, or (ii) unless the Manager is notified of the date of Closing at least sixty (60) days in advance so that Manager may deliver WARN Act notices to the Hotel employees and is directed to do so in such notice, then an escrow fund in an amount reasonably agreed upon by the parties shall be established from Total Revenues (or, if Total Revenues are not sufficient, with funds provided by Operator) to reimburse Manager for all costs and expenses incurred by Manager that are accrued prior to or arising out of either the transfer or termination of Hotel employees, including, without limitation, reasonable transfer costs, severance pay, unemployment compensation, costs incurred pursuant to the WARN Act and other, related liabilities.  This Section 5.4(b) shall survive after the termination of this Agreement.

(c)        The general hiring policies and the discharge of all Hotel Personnel shall in all respects comply with all “Equal Employment Opportunity” laws and regulations, and Manager agrees that Manager shall comply with all laws, regulations, and ordinances regarding the employment and payment of persons engaged in the operation of the Hotel, including, but not limited to, harassment, discrimination, or wrongful termination.  Manager shall indemnify, defend, hold harmless, and protect Operator from and against any and all losses, damages, costs, expenses, and fees (including attorneys’ fees) incurred by Operator as a result of Manager’s negligent or intentional and/or knowing failure to comply with all such laws, regulations, and ordinances.  The costs and expenses for the administration of medical, dental, pension, and other employee benefits shall be an Operating Cost.  The cost and expense for the administration of Manager’s retirement 401k plan shall be at Manager’s sole expense.

(d)       Notwithstanding anything to the contrary contained herein, except to the extent expressly approved by Operator as part of any Approved Budget, Operator shall have the right to reasonably approve all Hotel Personnel compensation packages where the base salary is in excess of Fifty Thousand Dollars ($50,000) annually (as adjusted annually in accordance with the change in the Index), which approval shall not be unreasonably delayed or withheld.  Manager shall submit to Operator the Hotel Personnel’s name and the Hotel Personnel’s proposed base salary and benefits including allocated expenses, if any, and Operator shall have ten (10) Business Days thereafter within which to notify Manager in writing as to whether Operator approves or disapproves of such compensation package.  If Operator fails to so notify Manager, Operator shall be deemed to have approved such salary and compensation package.  In addition to the foregoing, Operator shall have the right to approve any across-the-board wage increases affecting any class of Hotel Personnel.  Any employee bonus plan shall be included in the Proposed Annual Plan and shall be subject to Operator’s prior approval in accordance with Section 6.2.

(e)        The parties acknowledge that Manager provides certain perquisites to the directors, officers, and employees of Manager covering complimentary use or discount of rooms, food, non-alcoholic beverages, and other similar charges in accordance with policies and procedures promulgated by Manager from time to time.  In furtherance thereof and specifically with respect to the Hotel, Manager shall include a perquisite allowance as part of each Proposed Annual Plan delivered to Operator for its review and approval in accordance with Section 6.2(b) below (including, without limitation, the maximum number of room nights that Manager shall have the right to comp which in no event shall be more than sixty (60) room nights in any rolling twelve (12) month period; provided, however, Operator reserves the right to increase or decrease such sixty (60) room night cap or, alternatively, eliminate the perquisites in their entirety) and, subject to the limitations of the Approved Budget, the Hotel shall participate in such programs and abide by such policies and procedures as amended from time to time by Manager so long as such policies and procedures are being implemented at all or substantially all other hotels owned or managed by Manager.  Notwithstanding the foregoing, no such perquisites shall be permitted or authorized if the Hotel has actual occupancy greater than or equal to eighty-five (85%).

5.5       FF&E Fund; Routine Maintenance and Repairs.

Manager shall establish and maintain a reserve fund for Operator’s benefit in an amount equal to the greater of (a) four percent (4.0%) of Total Revenues for the Operating Term; and (b) such amount as otherwise required by the Hotel Franchise or as required to comply with the terms of the Mortgage (the “FF&E Fund”).  If required by Mortgagee or Operator, Manager shall maintain the FF&E Fund in a separate interest bearing account in a banking institution selected in accordance with Section 6.3(b) and any and all interest earned on the FF&E Fund (if any) shall be added to the FF&E Fund.  To the extent amounts in the FF&E Fund are not expended in any Fiscal Year or there are proceeds from the sale of any FF&E no longer needed for the operation of the Hotel, such amounts shall be added to the FF&E Fund.  Any amount remaining in the FF&E Fund at the expiration or earlier termination of this Agreement shall be promptly disbursed to Operator.  Manager shall schedule the purchase and/or replacement of any FF&E or any routine repairs maintenance, repairs and minor alterations contemplated by the applicable Approved Budget so as to endeavor to fund all of the costs of such expenditures, if any, out of the FF&E Fund.  All expenditures out of the FF&E Fund in excess of amounts set forth in the applicable Approved Budget shall be subject to Operator’s prior written approval; provided, however, Manager shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as Manager, from time to time, deems necessary to keep the Hotel in good repair and condition and in conformity with the Operational Standards, the Hotel Franchise, and Applicable Law.  The determination of whether an expenditure is for routine repairs and maintenance under this Section 5.5 or, in the alternative, a Capital Expenditure (as defined below) under Section 5.6 shall be made in accordance with this Agreement, GAAP, and the Uniform System of Accounts.

5.6       Capital Expenditures.

In addition to routine maintenance, repairs and alterations under Section 5.5, and subject to inclusion of such expenditures in (and the limitations imposed by) the Capital Expenditures Budget, Manager shall also replace FF&E in accordance with the Approved Budget and make such Capital Expenditures as may be specifically approved by Operator in the Capital Expenditures Budget and only in accordance with such plans and specifications as may be approved by Operator.  Expenditures for FF&E under this Section 5.6, shall be paid from the FF&E Fund or, at Operator’s election, from any reserve fund that may have been established for same by Manager.  The determination as to whether the expenditure is a Capital Expenditure will be made in accordance with this Agreement, GAAP, and the Uniform System of Accounts.  As used herein, “Capital Expenditures” shall mean and include repairs, replacements, alterations, renewals and improvements to the Hotel which are normally capitalized under GAAP, including, without limitation, those items defined as FF&E repairs, alterations, improvements, renewals or replacements to the Building’s structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, exterior and interior repainting, and resurfacing building walls, floors, roofs and parking areas and expenditures for any computer and communications hardware, software, materials, related labor expenses, and related taxes, freight, storage, design engineering and consulting fees.

5.7       Revenue Management and E-Commerce.

Manager shall provide centralized revenue management, e-commerce strategies and programs, and track group and corporate volume commitments, including, without limitation, the following:

(a)        determine rate quotes by, and have inventory restrictions based on:  the number of selling days remaining (advance purchase), number of rooms unsold, the arrival and stay-through days, length of stay, non-refundable deposits, day of the week travel patterns, room type demand, multiple occupancy usage, forecast demand (trends and special events);

(b)        adjust pricing strategies by season and demand;

(c)        maximize sell-out days;

(d)       control and analyze room rates;

(e)        establish (i) rates and rate strategies for Hotel usage, including room rates for individuals, packages and groups, charges for room service, food and beverage, and for use of recreational or other guest facilities or amenities at the Hotel (except with respect to those areas managed by Operator, Operator’s Affiliate or a Third-Party Manager); provided that, in setting rates, Manager shall also consider cancellations/no-shows, early departures, extended stays, walk-ins and pace, check-in pace and overbooking levels and oversell walk-costs; (ii) billing policies with respect to the operation of the Hotel; and (iii) price schedules, rates, and rate schedules;

(f)        supervise, direct, and control collection of income of any nature from the Hotel’s operations and the giving of receipts in connection therewith; and

(g)        Costs for centralized revenue management and e-commerce services will be billed at a base cost of One Thousand Five Hundred and Seventy-Five Dollars ($1,575.00) per month an adjusted after the Actual Opening Date per the Annual Adjustment, as provided in Schedule “F” and Schedule “G”.

Notwithstanding the foregoing, Operator shall have the right  (in its sole and absolute discretion) to cancel the foregoing services by delivering to Manager at least thirty (30) days’ prior written notice of such cancellation, provided that, upon such cancellation by Operator, Manager shall be entitled to receive the monthly fees due and owing hereunder for the period such services were provided through the effective date of such termination (and thereafter, Manager shall have no right to receive any fees under this Section 5.7).

5.8       Automation.

The Hotel shall utilize all automation systems necessary to enable the Hotel to function in accordance with the Hotel Franchise.

5.9       Emergency Repairs: Repairs.

In the event a condition should exist in, on or about the Hotel of an emergency nature, including those defined as Capital Expenditures hereunder, which condition requires immediate action to preserve and protect the Hotel from imminent and significant harm or to protect Hotel guests and employees of the Hotel and, under circumstances in which it would be unreasonable to seek to obtain approval by Operator of proposed actions by Manager to address such emergency, Manager, on behalf of and at the sole cost and expense of Operator, is authorized to take all reasonably necessary steps and to make all expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the Approved Budget for any such emergency expenditures.  Manager shall advise Operator as promptly as possible of any expenditures made or to be made under this Section 5.9.  Expenditures under this Section 5.9 shall be paid from the FF&E Fund or, if necessary, the Bank Account (or as otherwise directed by Operator).

5.10     Required by Law.

In the event that, at any time during the Operating Term, repairs to or additions, changes or corrections in the Hotel of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, whether such repairs are Capital Expenditures or otherwise, Manager shall deliver written notice to Operator of any such repairs, additions, changes or corrections and upon Operator’s consent, such repairs, additions, changes and/or corrections shall be made at the direction of Manager and paid for by Operator; provided, however, Manager shall take no such actions in the event that (and except for so long as) compliance therewith is in good faith being contested by Operator and enforcement is stayed in a manner reasonably satisfactory to Manager.  Expenditures under this Section 5.10 shall be paid from the FF&E Fund or, if necessary, the Bank Account (or as otherwise directed by Operator).

5.11     Capital Improvements.  In the event of any (a) renovation and/or construction projects required to be undertaken in connection with any property improvement plan required by Franchisor; or (b) the expenditures and projects related to the replacement or upgrading of FF&E and similar undertakings, whether such activities are funded from the FF&E Fund or by Operator or a combination thereof (each a “Project”) for the Hotel or any portion thereof from time to time established in any Approved Budget during the Operating Term of this Agreement, Operator may elect to appoint Manager to act as “Project Manager” for Operator in connection with such Project and shall undertake such services (the “Development Services”) as may be necessary or desirable to be undertaken to facilitate and implement such Project at Operator’s expense and in accordance with the applicable portions) of the Approved Budget; provided, however, if such Development Services are of the kind other hotel managers of hotels of a similar size and class as the Hotel normally would not perform, Manager shall not have the obligation to do so unless Operator pays to Manager a fee equal to the market rate which would be payable to other hotel managers, in an arms-length transaction, for the performance of analogous services.

5.12     Third Party Leases.  Subject to the terms, conditions and limitations of the Hotel Franchise or as required by any Mortgagee, the Parties agree that Operator shall have the exclusive right to negotiate and enter into lease agreements, management agreements or franchise agreements with unaffiliated third parties (the “Third Party Managers”) for all areas within the Hotel including, without limitation, restaurants, bars, gift shops and/or spa (the “Third Party Operated Areas”); provided, however, in the event Operator elects to have anyone other than Manager operate a Third Party Operated Area, Operator shall deliver written notice to Manager of the proposed use of such Third Party Operated Area and the identity of any proposed Third Party Manager, and Manager shall have the right to object (a) to the proposed use of the Third Party Operated Area if such use is illegal or materially detracts from the image of the Hotel, and/or (b) the identity of such Third Party Manager if such Third Party Manager (i) has a criminal background, or (ii) lacks the experience to operate the Third Party Operated Area in a manner consistent with the operating standards of the Hotel, provided that, if Manager so objects pursuant to clauses (a) or (b) above, Operator shall not be permitted to engage such Third Party Manager or use such Third Party Operated Area for the prohibited use, as applicable.  If Manager fails to object to such proposed use of a Third Party Operated Area and/or Third Party Manager within fifteen (15) days after receipt of Operator’s written notice, Manager shall be deemed to have waived its right to object to the proposed use and/or the respective Third Party Manager.  In the event Manager does not object (or is deemed to have approved) to the proposed use of a Third Party Operated Area or the Third Party Manager, as applicable, the terms and conditions regarding the operation of such Third Party Operated Area shall be set forth in a lease or management agreement the form and substance of which shall be determined by Operator in its sole and absolute discretion.  Notwithstanding the foregoing, in the event that any Third Party Operated Area is managed by a Third Party Manager, and not Manager, Operator hereby agrees that Manager shall be consulted with regarding the operational coordination of such Third Party Operated Area(s) and the rest of the Hotel.

ARTICLE 6
FISCAL MATTERS

6.1       Accounting Matters.

(a)        Manager shall maintain an accurate accounting system, in accordance with the Uniform System of Accounts with its management of the Hotel.  The Books and Records reflecting the Hotel operations shall be maintained at the Hotel.  All of the Books and Records pertaining to the Hotel, including books of account and front office records shall be the property of Operator.   Manager shall maintain as part of the Books and Records of the Hotel any guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers, and email addresses), histories, preferences, and other information obtained in the ordinary course of business from guests of the Hotel during such Hotel Guests’ stay at the Hotel or during such Hotel Guests’ use of the facilities associated with the Hotel (the “Hotel Guest Information”).  During the Operating Term, Operator shall have complete access to the Hotel Guest Information and may use the Hotel Guest Information. Operator and Manager shall jointly own all Hotel Guest Information and Manager shall provide a copy of Hotel Guest Information to Operator upon expiration or the earlier termination of this Agreement.

(b)        Operator, the Mortgagee(s), and the independent accounting firms or consultants of Operator, the Mortgagee(s) and Manager shall each have the right and privilege of examining said Books and Records at any reasonable time during normal business hours following three (3) Business Days advance notice to Manager.  In addition to the foregoing, Manager agrees to allow Operator or its parent, Owner, its auditors or representatives to perform an audit of Manager’s internal controls, as and when needed, to allow Owner or any of its Affiliates to comply with its obligation to annually review the effectiveness of its internal controls.  Any such review shall be completed without material disruption to the Hotel operations.

(c)        Upon request by Operator and as an Operating Cost, within sixty (60) days after the expiration of the Fiscal Year (or such earlier time period if required by Mortgagee or for compliance with any applicable regulatory requirements), a national firm of independent certified public accountants with expertise in the lodging industry, which independent certified public accounting firm shall be appointed by Operator (in its sole and absolute discretion), shall deliver to Operator a certified audit of the Hotel operations.  Manager shall use its commercially reasonable efforts to cooperate with Operator, the approved independent certified public accounting firm, and their representatives to facilitate such audit in a timely manner.  Following receipt of the annual accounting, Operator and Manager shall promptly make such adjustments as necessary to ensure that the proper amounts have been paid as Management Fee and deposited in the FF&E Fund.

(d)       Manager shall maintain any and all books of account and financial records of the Hotel in accordance with GAAP and the Uniform System of Accounts.  Manager shall also deliver to Operator monthly reports within ten (10) days of the first (1st) of each calendar month, illustrating the financial information showing the statement of financial position and the results of the operations of the Hotel for the preceding month and for the Fiscal Year to date, including a computation of Total Revenue, Operating Costs and NOI (the “Monthly Reports”), such Monthly Reports to be in the form and substance approved by Operator.  The Monthly Reports and the annual certified audits required by Section 6.1(c) above hereof shall: (i) be taken from the Books and Records maintained by Manager for the Hotel in the manner hereinabove specified; (ii) follow the general form set forth in the Uniform System of Accounts, allowing for deviations which are necessary in order to comply with this Agreement; (iii) separately state the amount of the Management Fee payable to Manager; (iv) be accompanied by a certificate of Manager’s chief accounting officer certifying that each such statement was prepared under such officer’s direction and in such officer’s opinion is true and correct and that each such statement was prepared in accordance with GAAP and the Uniform System of Accounts; and (v) contain the following information or reports: (1) balance sheet, (2) income statement with departmental backup information containing the amounts for the current month, the year-to-date amounts, a comparison to the results of operations for the budget for such month and the year-to-date period, and a comparison to the results of operations for the calendar month for the previous year and such year-to-date period, (3) statement of cash flow showing, on a monthly basis in a form approved by Operator, actual year-to-date results and forecasted monthly results for the entire Fiscal Year (4) trial balance, (5) general ledger including all journal entries recorded with descriptions, (6) accounts payable aging report, (7) accounts receivable aging report including a detailed list of allowances taken and accounts written off, (8) bank statements and related reconciliations for the prior month, (9) computation of monthly base and percentage rent per the

Operating Lease and annual true-up, (10) listing of Reimbursed Expenses billed by Manager for such month, (11) forecast showing, on a monthly basis in a form approved by Operator, actual year-to-date results and forecasted monthly results of the Hotel operations for the entire Fiscal Year, (12) group booking pace report and such other group bookings information requested by Operator, (13) STR reports, (14) any pertinent market data that might have come to Manager’s attention during such month, (15) guest satisfaction reports, (16) narrative report prepared by the General Manager (the “GM Report”) which shall describe and explain the reasons for any material variance in the monthly and the year-to-date actual financial performance when compared to the budget or forecast as well as comment on the general outlook for the Hotel for the forthcoming months setting forth any potential developments which could impact the budgeted financial performance in the reasonable judgment of such General Manager, (17) description of any material balance sheet variances compared to prior month, and (18) other information reasonably requested by Operator or any Mortgagee (the foregoing, collectively, the “Operator’s Report”).  Manager shall meet with Operator, from time to time upon Operator’s written request, to discuss the prior months’ Operator’s Report, marketing initiatives and other matters relating to the Hotel.   In addition to any other mode of delivery, all portions of the Operator’s Report (and any other financial reports delivered by Manager hereunder) that contain financial data shall be delivered to Operator electronically (in “Excel” format) to the extent available in or readily convertible to electronic form.

(e)        Manager shall not, without the prior consent of Operator, make any adjustments to the final financial statements for the Hotel for any prior Fiscal Year after the same are delivered to and accepted by Operator.  In the event that Manager, during the course of any Fiscal Year, determines that an adjustment should be made to the financial reports of the Hotel with respect to any prior month of the current Fiscal Year, Manager may make such adjustment, but such adjustment must be made in the financial statement for the current month, and Manager shall supply to Operator a schedule specifying the adjustment so made, the amount of such adjustment and the calendar quarter of the current year to which the adjustment relates.

6.2       Proposed Annual Plan.

(a)        2013 Budget; Estimates of Other Expenditures.  Operator and Manager have mutually agreed upon the initial capital expenditures budget and an initial operating budget (prepared on a monthly basis) for the Hotel, including estimated receipts and expenses and other items projected for the operation of the Hotel, as more specifically set forth on Exhibit “D-1” attached hereto (the “2013 Budget”).  The 2013 Budget shall apply from the Effective Date through December 31, 2013 and shall include such expenditures necessary to conform to the requirements of the PIP.  In addition, Operator and Manager have mutually agreed upon the annual operating forecasts of the Hotel, including estimated receipts and expenses and other items projected for the operation of the Hotel for Fiscal Years 2014, 2015, 2016, 2017 and 2018 each as more specifically set forth on Exhibit “D-2” attached hereto (each, a “Forecast Budget”).

(b)        Budget/Approval.  Each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2014, on or before November 1st of the Fiscal Year immediately prior to the commencement of each subsequent Fiscal Year, Manager shall submit to Operator a proposed annual budget (i) for the operation of the Hotel for the immediately following Fiscal Year containing revenue projections and budgets of expenses including the projected uses of funds for each calendar month in the respective Fiscal Year covered thereby and shall include a summary of all major assumptions made in preparation thereof (“Operating Budget”); (ii) a Marketing Plan; and (iii) a Capital Expenditures Budget (collectively, the “Proposed Annual Plan”).  Manager shall review the Proposed Annual Plan with Operator, and subject to Operator’s written approval, the Proposed Annual Plan shall become the “Approved Budget” and Manager shall implement it during the successive Fiscal Year.  Operator shall have forty-five (45) days to review, provide input on and approve the Proposed Annual Plan.  Operator shall have the right, in its sole and absolute discretion, to review and approve or disapprove the Proposed Annual Plan or any part thereof in a timely fashion; provided, however, Operator shall not have the right to object to any cost, expense or line item in the Operating Budget required by the Hotel Franchise.  In the event the Proposed Annual Plan or any specific item or items therein are not approved by Operator, Manager shall provide Operator, upon request, reasonable additional detail, information and assumptions used in preparation thereof and shall make all necessary revisions thereto in order to gain Operator’s approval thereof (which approval may be granted or withheld in Operator’s sole and absolute discretion).  In the event Operator disapproves all or any portion of a Proposed Annual Plan, Manager shall, as soon as possible, submit a revised Proposed Annual Plan to Operator addressing the portions thereof disapproved by Operator.  Once a Proposed Annual Plan is approved by Operator, it shall be the “Approved Budget” for the Hotel for the Fiscal Year in question; provided, however, in the event that Operator and Manager are unable to resolve any dispute with respect to any item to which Operator has objected (other than with respect to the Capital Expenditures Budget), Manager shall conduct operations of the Hotel with respect to those categories that are in dispute based on the lesser of the amount (A) set forth in such Fiscal Year’s Forecast Budget or in the event of any dispute after Fiscal Year 2018, the Approved Budget for the immediately prior Fiscal Year (plus a reasonable increase based on the Index to allow for inflation, not to exceed 5%); and (B) the amount set forth in the applicable Proposed Annual Plan.  For avoidance of doubt, in the event that Operator and Manager cannot mutually agree on a specific line item or group within the Operating Budget (but specifically not with respect to the Capital Expenditures Budget), neither Operator nor Manager shall have the right to subject such dispute to arbitration and the parties sole recourse shall be to revert back to the applicable Forecast Budget or Approved Budget for the immediately prior Fiscal Year as set forth above.  Notwithstanding the remaining terms and provisions of this Section 6.2, the Capital Expenditures Budget shall be prepared by Manager at the request or direction of Operator but in all events shall be subject to the approval of Operator (which approval may be granted or withheld by Operator in its sole and absolute discretion) and shall be implemented by Manager as directed by Operator.

(c)        Variances from Approved Budget.  Manager shall not, without the prior written consent of Operator, expend any funds other than in accordance with the then current Approved Budget; provided, however, excluding any costs or expenditures under the Capital Expenditure Budget (which may not be changed without the prior approval of Operator in its sole and absolute discretion) and in each case subject to the limitations imposed by any Mortgagee, (i) the amount of the costs and expenditures set forth in the Approved Budget for any line item contained therein may be increased or decreased so long as such amounts do not vary by more than five percent (5%); provided that in no event shall the aggregate amount of the costs and expenses actually incurred during such Fiscal Year for any operating department (e.g., rooms department, food and beverage department and other operating departments) shall not exceed the aggregate budgeted amount of expenses by more than three percent (3%) of the amounts set forth in the Approved Budget; (ii) Manager may fund from the Bank Accounts any expense categories for items such as utilities, insurance, taxes, or other uncontrollable expenses which shall be deemed increased to the actual cost levels incurred; (iii) Manager may fund any expenditures reasonably required on an emergency basis to avoid or mitigate damage to the Hotel or injury to persons or property; (iv) Manager may fund any Management Fees and/or Reimbursable Expenses required to be made under the express provisions of this Agreement; and (v) amounts set forth in the Approved Budget which are calculated based on the projected occupancy rate or projected Total Revenues may vary to the extent such amounts increase (or decrease) proportionately to the extent the actual occupancy rate of the Hotel and/or the Total Revenues for any full operating year exceeds or falls below the projected occupancy and/or projected Total Revenue, as applicable (but only to the extent of the actual effect such increase or decrease has on such line item); provided, however, such adjustments, if any, shall have no effect on the Projected NOI set forth in the 2013 Budget or any Forecast Budget.

(d)          Maximization of NOI.  Manager agrees to use commercially reasonable efforts to operate the Hotel within the applicable Approved Budget and in a manner designed to maximize NOI.

(e)          Consultation.  At the time of the review by Operator with Manager of the Proposed Annual Plan and at any additional meetings during the Fiscal Year reasonably called by Operator and Manager, Manager shall, as necessary, consult with Operator concerning any material changes Manager is contemplating with respect to its policies concerning management of the Hotel, sales, room rates, wage scales, personnel, general operating procedures, economics and operation and other matters affecting the operation of the Hotel.

6.3         Funding; Bank Account.

(a)          Operator will provide all funds from the Effective Date and throughout the Operating Term as necessary to pay for all Operating Costs, Operator’s Costs and Fixed Charges relating to the Hotel, and to perform and satisfy Operator’s covenants and responsibilities under this Agreement.  The performance of all activities by Manager hereunder shall be on behalf, and for the account, of Operator.  Accordingly, Manager shall be authorized to pay any Operating Costs, Operator’s Costs or Fixed Charges provided for in the Approved Budget out of the Bank Account.

(b)          Manager shall establish, at a bank or banks approved by Operator and in the name of Operator and for Operator’s account, such bank accounts (collectively, “Bank Accounts”) as Manager deems necessary for the operation of the Hotel, and as reasonably approved by Operator.  All funds advanced to the Hotel by Operator or otherwise derived from the operation of the Hotel shall be deposited in the Bank Accounts. Operator’s designee shall be the administrator of the Bank Accounts, Operator’s designees and Manager’s designees shall be signers on the Bank Accounts, and the Bank Accounts shall provide that Manager’s designees and Operator’s designees shall be authorized to draw upon the Bank Accounts; provided, however, neither Operator nor its designees shall make any withdrawal from the Bank Accounts unless (i) an Event of Default by Manager has occurred, and (ii) any such amounts withdrawn are applied by Operator to operating or capital expenses relating to the Hotel or to distributions to Operator that are consistent with the terms of this Agreement; provided further that, notwithstanding the express limitations set forth in this Section 6.3(b), Operator will have the same online access as Manager to the Bank Accounts (including monthly and annual bank statements).  In the event that the bank holding or proposed to hold the Bank Accounts refuses or fails for any reason to grant Operator such online access, Manager shall be required, within five (5) Business Days following the denial of such online access, to relocate the Bank Accounts to a bank approved by Operator that will authorize Operator to have such online access to the Bank Accounts.  As of the beginning of each month during the Operating Term, Manager shall be permitted to maintain in the Bank Accounts a balance for working capital needs as reasonably determined by Manager from time to time in good faith, taking into account projected revenues and expenses and consistent with Operator’s obligations to provide funds to pay the Operating Costs, Fixed Charges and Operator’s Costs.  As of the Effective Date, Operator will deposit and maintain (when not otherwise available from projected Total Revenues) the amount of One Hundred Thousand Dollars ($100,000) for working capital into the Bank Accounts.  Manager agrees to handle such Bank Accounts as may be required by any financing on the Hotel, upon reasonable notice from Operator.  Nothing herein contained shall be construed to deprive Manager of the right to maintain petty cash funds at the Hotel and to make payments therefrom pursuant to the standard practices employed in the hospitality industry (provided Manager shall make a complete accounting for the same as required under this Agreement).

6.4         Reimbursement of Out-of-Pocket Expenses.

It is agreed that Operator shall reimburse Manager and its Affiliates for any out-of-pocket costs and expenses actually incurred by Manager and paid to third-parties in rendering services to the Hotel including, without limitation, the reasonable travel expenses of Manager’s Regional Team (all of which shall be treated as Operating Costs) (the “Reimbursed Expenses”); provided; however, Manager agrees and acknowledges that it shall only be entitled to reimbursement for such Reimbursed Expenses to the extent that (a) such services provided theretofore were performed for the benefit of the Hotel (i.e., the Hotel shall only bear its pro rata cost if such expenses were incurred for the mutual benefit of the Hotel and any other hotel or property owned or managed by Manager or its Affiliates); (b) such Reimbursed Expenses were set forth in the Approved Budget (which shall include a schedule of the Reimbursed Expenses anticipated to be incurred by Manager in the subject year ) or otherwise approved by Operator in writing (such approval may be granted or withheld by Operator in its sole and absolute discretion); and (c) Manager receives no profit or mark-up in connection therewith.  For avoidance of doubt, Manager shall not be entitled to reimbursement of overhead or other prorata charges for management’s home office or home office employees, except as expressly permitted pursuant to and in accordance with Section 5.4(a).

6.5         Tax Matters.

(a)          Manager shall prepare and remit taxes for operational taxes only, including occupancy, sales and use, beverage and telecommunications as required by the Hotel’s respective governmental jurisdiction including, without limitation, local and state franchise business and excise taxes.  Tax accounts will be established in the Operator’s name by Manager.  Operator’s tax filing information is:

Entity Name:	Shadyside Hotel Operator, Inc.

Federal Tax ID Number:	46-2087341

Type of Organization:	Corporation

State Organized	Delaware

(b)          Except for preparation of returns and remittances relating to the State of Pennsylvania and/or City of Pittsburgh franchise, excise, and business tax returns or filings, Manager is not responsible for the preparation or returns or remittance of payments for local, state or federal income taxes due by Operator. Operator will be responsible for all income tax matters.

(c)          Manager shall pay (as an Operating Cost) all property taxes (both real and personal) and shall prepare and, upon Operator’s approval, file all statements and reports required under Applicable Law in connection therewith.  Notwithstanding the foregoing, Operator may, in its sole and absolute discretion, determine whether to contest any tax payment or assessment, or any Applicable Law and if it decides to contest, Manager, at Operator’s option shall take all such reasonably necessary actions in furtherance thereof; provided, however, in any such event, Operator shall indemnify Manager if the failure to so comply might (i) expose Manager to criminal or material civil liability; or (ii) materially and adversely affect the operation of the Hotel.  For avoidance of doubt, Operator’s election to contest any tax payment, and Manager’s non-payment of such contested amounts, shall in no event result in a breach by Manager of its obligations under this Section 6.5(c).

6.6         Corporate Services.    Manager will provide certain corporate accounting and/or administrative services to Owner, including those services set forth on Exhibit “E” attached hereto (collectively, the “Additional Owner Accounting Services”).  In consideration for Manager’s provision of the Additional Owner Accounting Services, Owner shall pay Manager a monthly fee in the amount equal to One Thousand Dollars ($1,000) payable to Manager for so long as Manager is providing the Additional Owner Accounting Services in accordance with this Section 6.6.  Owner shall have the right to discontinue such Additional Owner Accounting Services for any reason or no reason by providing written notice of such cancellation delivered to Manager not less than thirty (30) days prior to the effective date of such discontinuance.

ARTICLE 7
DISBURSEMENTS

7.1         Disbursement of Funds.

All funds derived from the operation of the Hotel shall be deposited into the Bank Account created pursuant to the requirements of Section 6.3(b).  There shall in turn be disbursed by Manager for and on behalf of Operator, funds from the Bank Account toward the following items to the extent available (with appropriate reserves established as determined by Operator to provide for items payable less frequently than monthly) in the following order of priority:

(a)          all Operating Costs, including all Reimbursed Expenses payable pursuant to and in accordance with the terms and conditions set forth in Section 6.4;

(b)          the Management Fee;

(c)          payment of emergency expenditures as provided under Section 5.10;

(d)          all real and personal property taxes and assessments due and payable;

(e)          premiums on general liability insurance and premiums for other insurance pursuant to Article 9 and Exhibit “A”;

(f)           rental payments pursuant to any existing ground lease or capital leases, including any and all charges for common area maintenance or owners’ association dues; and

(g)          other costs not directly associated with the operation of the Property (and not otherwise expressly set forth above) but associated with its ownership that Operator directs be paid by Manager on behalf of Operator.

Not more than once a month, at Operator’s request and instruction and subject at all times to the requirements of any applicable Mortgagee, Manager shall remit to Operator the balance of the Bank Account, LESS the sum of Initial Working Capital and such other reasonable sums as Operator may reasonably deem necessary or appropriate to meet obligations which will or which Operator reasonably believes may become due thereafter, taking into account estimated future income (subject to the availability of funds therefor) and the Approved Budget.  In the event Manager has control over the Bank Account and subject at all times to the requirements of any applicable Mortgagee, if Manager fails to distribute or otherwise return to Operator any such excess amount due to Operator under this Section 7.1 or otherwise under this Agreement, such non-payment shall be a breach of this Section 7.1 and all unpaid amounts shall bear interest from and after the respective due date thereof until the date on which the amount is received in the designated bank account, at an annual rate of interest equal to the lesser of (i) LIBOR plus three percent (3%) or (ii) the highest rate permitted by Applicable Law.  All funds in the Bank Account are and shall remain the property of Operator throughout the Operating Term.  Upon the expiration or earlier termination of this Agreement, Operator shall retain any and all funds remaining in the Bank Account.

ARTICLE 8
FRANCHISE

During the term of the Hotel Franchise, the Hotel shall operate under the trade name “Courtyard by Marriott” pursuant to the Hotel Franchise.  Manager acknowledges and agrees that it shall be obligated to continue to manage the Hotel in accordance with the terms of the Hotel Franchise (including, without limitation, cooperating with Franchisor in the integration of Franchisor’s systems (e.g., reservations systems, if applicable), any repair and renovation requirements of Franchisor and additional Franchisor reporting requirements), provided that the Parties shall amend this Agreement as may be reasonably necessary to take into account any modification in the scope of services to be provided by Manager as currently contemplated hereunder as a result of the provision of “Mandatory Services” and “Optional Services” by Franchisor (as each such term is defined in the Hotel Franchise), and Operator shall have the right to terminate any centralized services which Operator reasonably determines to be inconsistent with or redundant to those services provided by Franchisor under the Hotel Franchise.  Notwithstanding anything to the contrary contained herein, Manager acknowledges and agrees that Manager shall (i) operate, maintain, renovate, insure and advertise the Hotel in a manner consistent with the requirements of the Hotel Franchise and in accordance with the procedures, practices, management techniques and other rules of operation of the franchise system as prescribed by the Hotel Franchise or as prescribed by the Franchisor, (ii) abide by and be subject to all rules and regulations, inspections and other requirements under the Hotel Franchise, and (iii) prepare and deliver any additional reports or information as Operator is required to provide under the Hotel Franchise.  In addition, in carrying out its duties and obligations under the terms of this Agreement, Manager agrees that it shall take no action that could reasonably be expected to constitute a default under the Hotel Franchise and will take such actions as are reasonably necessary to comply therewith.  Notwithstanding the foregoing, Manager’s compliance with the preceding two sentences is conditioned upon Operator’s provision of funds sufficient for Manager to comply with such obligations.  In the event of any conflict between the terms of this Agreement and the Hotel Franchise, the terms of the Hotel Franchise shall govern and control.  Operator reserves and shall have the absolute right in its sole and unfettered discretion, at any time and without the consent or approval of (but with notice to) Manager, to enter into and/or terminate any franchise or license agreement affecting the Hotel.  All costs, fees, royalties and expenses due and payable under, and to establish, the Hotel Franchise shall be paid by Manager and treated as Operating Costs.

ARTICLE 9
INSURANCE

9.1         Manager’s obligation to procure and maintain Insurance Coverage.

Subject to any additional or more stringent requirements of a Mortgagee and the Hotel Franchise, Operator shall procure and maintain at all times during the term of this Agreement, insurance coverages of the types, in the amounts, and containing such additional requirements as are identified on Exhibit “A” attached hereto and incorporated herein; provided, however, the Parties may agree that Manager shall obtain, on Operator’s behalf, such coverages and in such amounts identified on Exhibit “A” and/or such other insurance as Operator may elect from time to time (in its sole and absolute discretion).  The cost of maintaining the insurance coverages provided above including the payment of any deductibles thereunder, shall be paid by Manager as a part of Operating Costs or Fixed Charges, as applicable.  Notwithstanding the above, Manager as employer of Hotel employees will be responsible for procuring and maintaining: (i) workers’ compensation insurance; (ii) employment practices liability; and (iii) commercial crime insurance as identified and in the amounts set forth on Exhibit “A” (all of which shall be treated as Operating Costs of the Hotel).

9.2         Insurance Policies.

(a)          All insurance provided for under this Article 9 shall be affected by policies issued by insurance companies of qualified to do business in the State of Pennsylvania with a Best rating of at least A-VII (or such higher rating as a Mortgagee shall require).  Such insurance may be carried under blanket policies covering the Hotel and other locations provided such policies otherwise comply with all of the requirements of Exhibit “A”.

(b)          Certificates of Insurance shall be delivered to Operator and Manager on or before the Effective Date.  All insurance policies shall be renewed, and proof of such renewals shall be delivered to Operator and Manager at least ten (10) days prior to their respective expiration dates.

(c)          All insurance policies procured by Manager or Operator under Section 9.1 shall be written in the name of Operator or Manager with (i) Owner, Operator, Carey Watermark Investors Incorporated, CWI OP, L.P., Carey Lodging Advisors, LLC, and CWA, LLC being named thereon as named insureds, and (ii) Manager, any Mortgagee(s), franchisor and any other appropriate parties designated by Operator or Manager being named thereon as additional insureds (as their respective interests may appear), except for workers’ compensation insurance and other insurance with respect to which it is impractical and inappropriate to name other parties as additional insureds.

(d)          All insurance policies shall provide: (i) Operator and/or Manager will provide written notice of cancellation within at least thirty (30) days’ prior written notice by the provider of such insurance coverage in the event of a cancellation of coverage and Operator and/or Manager shall promptly notify the other Party of such notification; (ii) a mortgagee clause to the effect that no act or omission of Operator, Manager or their respective Affiliates shall affect the obligation of the insurer to pay the full amount of any loss sustained to the mortgagee if the mortgagee pays the premium due upon the insurer’s request and complies with applicable provisions in reporting the loss; (iii) for all coverages except for pollution legal liability, commercial crime and employment practices liability, a mutual endorsement denying to the insurer rights of subrogation against the other party, and its Affiliates, to the extent rights of recovery against the other party, and its Affiliates, have been waived by the insured prior to occurrence of injury or loss and further providing that the insurance will not be invalidated by such a waiver; and (iv) a severability of interests (cross-liability) provision.  Any insurance may be provided under blanket policies of insurance.  All property insurance maintained by Manager, so long as the Hotel is mortgaged or encumbered pursuant to a mortgage or similar security instrument, shall be subject to a standard mortgagee clause in favor of the holder of the mortgage or other security instrument and shall provide the insurance company will have no right of subrogation against such holder.

(e)          Certificates of insurance (and copies of policies, to the extent required) shall be sent to Manager and to Operator at their respective addresses set forth in Article 13 hereof and to the Mortgagee(s) at such addressees as the Mortgagee(s) shall designate. Upon request by Operator or Manager, summaries of the insurance policies including pertinent policy information shall be provided to the other party.

(f)           All coverage limits and deductible amounts set forth in Exhibit “A” shall be reviewed by Operator and Manager from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for properties similar in type and construction to the Hotel and for the nature of the business being conducted.  Manager and Operator shall cooperate in good faith to arrive at an agreement on such matters.

9.3         Manager’s Blanket Insurance Coverage.

Manager shall make available to Operator the opportunity to participate (but Operator shall have no obligation to participate) in blanket insurance policies carried by Manager for other properties, including, without limitations other Manager’s hotels, and which cover all or any portion of the insurance coverage specified in Exhibit “A”.  If Operator elects, in its sole discretion, to participate in Manager’s blanket policies, notwithstanding the provisions of Section 9.1 and Exhibit “A” hereof, Manager shall be responsible for procuring and maintaining, as an Operating Cost, all insurance coverage represented by such blanket policies.

If at any time during the Operating Term any one or more of the coverages required pursuant to Section 9.1 (excluding the coverages identified as Manager’s Insurance in Exhibit “A”) shall be unavailable to Manager through their agent, broker or the standard insurance markets, Operator shall place and maintain any such coverages, subject to the requirements of this Article 9.  In addition, if at any time Manager is unable to place any of the Insurance required pursuant to Section 9.1 (excluding the coverages identified as Manager’s Insurance in Exhibit “A”) at commercially reasonable costs or in the amounts of coverage and deductibles sought by Operator, then Operator may arrange for such Insurance on behalf of the Hotel.

9.4         Changes in Insurance Carriers.

In the event that either Party desires to make a change in the carrier, type, or amount of any of the Insurance policies to be maintained under this Agreement, it shall notify the other Party (in writing) of the desired change at least thirty (30) days in advance of the expiration of the current policy proposed to be changed.  The Parties shall promptly thereafter meet to discuss and resolve any questions or disagreements with respect to the proposed change, and each Party agrees not to withhold or delay its consent unreasonably to any such proposed change requested by the other Party so long as such requested change is consistent with the standards described in this Article 9.  In any event, the Parties agree to work diligently and in good faith to resolve any disagreements with respect to the proposed change as quickly as possible so that a determination of the coverage to be maintained for any period of time can be made at least thirty (30) days in advance of the expiration date of the policy or policies proposed to be changed.

9.5         Schedule of Insurance.

On request, each Party shall furnish the other with a schedule of Insurance obtained under this Article 9, listing the policy numbers of the Insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies, and the risks covered thereby.

9.6         Duties of Manager.

Manager shall promptly:

(a)          cause to be investigated all accidents and Claims for damage relating to the operation and maintenance of the Hotel, as they become known to Manager, and shall report to Operator any such incident;

(b)          cause to be investigated all damage to or destruction of the Hotel, as it becomes known to Manager, and shall report to Operator any such incident, together with the estimated cost of repair thereof;

(c)          prepare any and all reports required by any Insurance company as the result of an incident mentioned in this Section 9.6, acting as the sole agent for all other named insureds, additional insureds, Mortgagees, and loss payees; and

(d)          retain on behalf of Operator, upon Operator’s prior written approval, all consultants and experts, including architects, engineers, contractors, accountants, and attorneys, as reasonably needed, and at Operator’s expense, to assist in analyzing any loss or damage, determining the nature and cost of repair, and preparing and presenting any proofs of loss or Claims to any insurers.

9.7         Waiver of Liability.

So long as each Party is named as an insured or additional insured under the other Party’s policies for Casualty Insurance, or the policies otherwise permit where each Party is not so named, each Party hereby releases the other Party, and its Affiliates and agents, and its and their officers and employees, from any and all liability for damage or destruction to its property (including, in the case of Operator, the Hotel and the FF&E), whether or not due to the negligent or other acts or omissions of the other Party, its Affiliates, or agents, or its or their officers or employees, where the damage or destruction is covered by the Insurance policies of the releasing Party.

9.8         Business Interruption.

If the Hotel suffers damage or loss that results in an interruption in the operations of the Hotel, the proceeds of any such business interruption insurance (a) shall be deposited in the Bank Account(s) used by Manager, and (b) utilized by Manager in accordance with the terms of this Agreement, including payment of Operating Costs and the Management Fee in the same manner as funds generated from the operation of the Hotel are authorized to be utilized.

ARTICLE 10
INDEMNIFICATION

10.1       Liabilities; Indemnification; Third Parties.

(a)          Manager shall indemnify and hold Operator (and Operator’s agents, principals, shareholders, partners, members, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs, and expenses (including, but not limited to, reasonable attorney’s fees and expenses) that may be incurred by or asserted against any such party and that arise from (i) willful misconduct, fraud or gross negligence of Manager and its employees and agents; (ii) the breach by Manager of any material provision of this Agreement; or (iii) any action taken by Manager which is beyond the scope of Manager’s authority under this Agreement.  Operator shall promptly provide Manager with written notice of any claim or suit brought against it by a third party which might result in such indemnification and Manager shall have the option of defending any claim or suit brought against the Operator with counsel selected by Manager and reasonably approved by Operator.  Operator shall cooperate with the Manager or its counsel at Manager’s cost and expense in the preparation and conduct of any defense to any such claim or suit.

(b)          Except as set forth in Section 10.1(a) above, Operator shall indemnify and hold Manager (and Manager’s agents, principals, shareholders, partners, members, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs, and expenses (including, but not limited to, reasonable attorney’s fees and expenses) that may be incurred by or asserted against any such party and that arise from (i) the performance of Manager’s services under this Agreement; (ii) any act or omission (whether or not willful, tortious, or negligent) of Operator or any third party; or (iii) any other occurrence related to the Hotel. Manager shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification and Operator shall have the option of defending any claim or suit brought against Manager with counsel selected by Operator and reasonably satisfactory to Manager.  Manager shall cooperate with the Operator or its counsel at Operator’s cost and expense in the preparation and conduct of any defense to any such claim or suit.

(c)          This Section 10.1 shall survive the termination of this Agreement.

10.2       Hold Harmless.

Except as to specific acts or omissions for which Manager has agreed to indemnify Operator in Section 10.1 above, Operator hereby agrees to defend, indemnify and hold harmless Manager and its Affiliates, and their respective agents, officers, employees, partners, members, directors and shareholders, from and against all Losses by reason of injury to any person or property occurring on or at the Hotel or arising from, related to, or in any connected with the use or occupancy of the Hotel or the conduct or operation of the Manager’s operations therein.  This Section 10.2 shall survive the termination of this Agreement (excluding, however, any such loss, cost, liability, expense or claim covered by the insurance required to be maintained by Manager in accordance with this Agreement).

10.3       Waiver of Subrogation.

Anything in this Agreement to the contrary notwithstanding, Operator and Manager each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the premises, or any improvements thereto, or the Hotel, or any improvements thereto, or any property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of the fire and extended coverage insurance policy to be carried pursuant to this Agreement, regardless or cause or origin, including negligence of the other party hereto, its agents, officers or employees and covenants that no insurer shall hold any right of subrogation against such other party.

10.4       Survival.

The obligations set forth in this Article 10 shall survive any termination of this Agreement.  In no event shall the settlement by either Party in good faith of any Claim brought by a third party in connection with the operation of the Hotel be deemed to create any presumption of the validity of the Claim.  Notwithstanding any contrary provision of this Article 10, Operator and Manager mutually agree for the benefit of each other to look first to the appropriate Insurance coverages in effect pursuant to this Agreement in the event any Claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such Claim or liability.

10.5       Counsel.

Any indemnified Party shall be entitled, upon written notice to the indemnifying Party, to the timely appointment of counsel by the indemnifying Party for the defense of any Claim, which counsel shall be subject to the approval of the indemnified Party.  If, in the indemnified Party’s judgment, a conflict of interest exists between the indemnified Party and the indemnifying Party at any time during the defense of the indemnified Party, the indemnified Party may appoint independent counsel of its choice for the defense of the indemnified Party as to such Claim.  Additionally, regardless of whether the indemnified Party is appointed counsel or selects independent counsel (a) the indemnified Party shall have the right to participate in the defense of any Claim and approve any proposed settlement of such Claim; and (b) all costs, expenses, and attorneys’ fees of the indemnified Party shall be borne by the indemnifying Party.  If the indemnifying Party fails to timely pay such costs, expenses, and attorneys’ fees, the indemnified Party may, but shall not be obligated to, pay such amounts and be reimbursed by the indemnifying Party for the same, which amounts shall accrue interest at a rate equal to one (1) month LIBOR.  The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Claims asserted against the indemnified Party are subject to indemnification.  If a Claim is covered by the indemnifying Party’s liability Insurance, the indemnified Party shall not take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof.  No recovery under the indemnification provisions will be allowed if the liability or claim has been paid in full, or and to the extent that it has been paid in part, by any Insurance maintained by Operator or Manager.

ARTICLE 11
CASUALTY AND CONDEMNATION

11.1       Casualty.

(a)          If, during the Operating Term, the Hotel incurs minor damage that does not materially affect the operation of the Hotel or does not exceed five percent (5%) of the replacement cost of the Hotel, by fire, casualty or other cause, Operator shall, at its sole cost and expense and with all reasonable diligence, repair or replace the damaged portion of the Hotel to substantially the same character as existed prior to the damage or destruction provided replacement is justified in comparison to the anticipated profitability of the Hotel during the remaining Operating Term, and provided that the available insurance proceeds (plus the amount of the deductible with respect thereto) permit such repair, rebuilding or replacement.  To the extent available and permitted by Operator’s Mortgagee, proceeds from the insurance described in Article 9 shall be applied to such repairs or replacements.

(b)          In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel or exceed five percent (5%) of the replacement cost of the Hotel, Operator may, subject to the applicable terms of any Mortgage, commence and complete repairing, rebuilding or replacement of the Hotel to substantially the same character as existed prior to the damage or destruction provided replacement is justified in comparison to the anticipated profitability of the Hotel during the remaining Operating Term, and provided that the available insurance proceeds (plus the amount of the deductible with respect thereto) permit such repair, rebuilding or replacement.  In the event Operator chooses to not undertake the repairs, rebuilding or replacements specified above, either Operator or Manager may terminate this Agreement upon sixty (60) days’ advance written notice to the other without the payment of a termination fee or other penalty of any kind.

(c)                               Operator shall have the right to direct Manager to discontinue operating the Hotel to the extent necessary to comply with all Applicable Law or as reasonably necessary for the safe and orderly operation of the Hotel.  In the event Operator directs Manager to discontinue operating the Hotel during any period of the casualty restoration or if the Hotel is otherwise not fully operable, Manager shall receive no Management Fee during such time (but shall receive reimbursement for all reasonable costs and expenses, actually incurred by Manager during such time; provided such costs and expenses are provided to Operator in writing and reasonably approved in advance by Operator).

11.2                    Condemnation.

(a)                               In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken (“Taking”), but the result is that in Operator’s opinion it is uneconomic to continue to operate the Hotel as a hotel of the same character and class, this Agreement shall terminate upon the date established in a notice of such termination given by Operator to Manager which shall be on or before the effective date of the taking.  Operator shall have the sole right to recover any condemnation award related to the Taking of the Hotel.

(b)                              In the event a portion of the Hotel shall be taken by the events described in Section 11.2(a) or the entire Hotel is affected but on a temporary basis, and in Operator’s opinion the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate.  Operator shall have the sole right to recover any condemnation award related to the taking of the Hotel.

(c)                               If all or any portion of the Hotel shall be subject to a Taking or if Manager learns that any such proceeding may be commenced, Manager shall promptly notify Operator.

(d)                             Manager agrees to modify this Section 11.2, as required by the Hotel’s or Operator’s current or future lenders.

ARTICLE 12
DEFAULT AND TERMINATION

12.1                    Events of Default.

Subject to the other provisions of this Agreement dealing with the Termination Date, if at any time during the Operating Term any of the events set forth in this Section 12.1 attributable to either Operator as an Operator Event of Default under Section 12.1(a) or to Manager as a

Manager Event of Default under Section 12.1(b), occurs and continues beyond the applicable grace period (each an “Event of Default”), the non-defaulting Party may, at its option, terminate this Agreement by giving written notice to the other Party specifying a date, not earlier than thirty (30) days after the giving of such notice, when the Agreement shall terminate.  Notwithstanding the foregoing, (i) Manager may, at its option, terminate this Agreement immediately by giving written notice to Operator upon the expiration of the grace period for an Operator Event of Default under Section 12.1(a)(i)(A); and (ii) Operator may, at its option, terminate this Agreement immediately by giving written notice to Manager upon the expiration of the grace period for a Manager Event of Default under Sections 12.1(b)(i)(A) or 12.1(b)(v).

(a)                               Operator Event of Default.  As used herein, the term “Operator Event of Default” means the occurrence of any of the following events:

(i)                                  the failure by Operator to (A) fund (as needed) payment of Operating Costs, Fixed Charges and Operator’s Costs (including, but not limited to, Salary Costs) and working capital as and when due and payable, and such default shall continue uncured for a period of seven (7) Business Days after receipt of Manager’s written notice; (B) pay to Manager any other sums as and when they become due hereunder, and such default shall continue uncured either for a period of ten (10) Business Days after Operator’s receipt of written notice thereof from Manager; or (C) keep, observe, or perform any material representation, warranty, covenant, agreement, term, condition, or provision to be kept, observed, or performed by Operator for a period of thirty (30) days or, if Operator is diligently attempting to cure such default and such default cannot be reasonably cured within such thirty (30) day period, then the cure period shall be extended to ninety (90) days;

(ii)                              the making by Operator of a general assignment for the benefit of creditors; the petition or application by Operator to any tribunal for the appointment of a trustee, custodian, receiver, or liquidator of all or substantially all of its business, estate, or assets; the commencement by Operator of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iii)                          Operator seeking, consenting to, or acquiescing in any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, or debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; Operator giving notice to any governmental body of insolvency, pending insolvency, or suspension of operations; and

(iv)                          the entering of an order appointing a trustee, custodian, receiver, or liquidator of all or substantially all of the assets of Operator, and such order remaining in effect for more than forty-five (45) days.

(b)                              Manager Event of Default.  As used herein, the term “Manager Event of Default” means the occurrence of any of the following events:

(i)                                  the failure by Manager to (A) pay to Operator any sums as and when they become due hereunder, and such default shall continue uncured either for a period of ten (10) Business Days after Manager’s receipt of written notice thereof from Operator, or (B)

keep, observe, or perform any material representation, warranty, covenant, agreement, term, condition, or provision to be kept, observed, or performed by Manager for a period of thirty (30) days or, if Manager is diligently attempting to cure such default and such default cannot be reasonably cured within such thirty (30) day period, then the cure period shall be extended to ninety (90) days;

(ii)                              the making by Manager of a general assignment for the benefit of creditors; the petition or application by Manager to any tribunal for the appointment of a trustee, custodian, receiver, or liquidator of all or substantially all of its business, estate, or assets; the commencement by Manager of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iii)                          Manager seeking, consenting to, or acquiescing in any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, or debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; Manager giving notice to any governmental body of insolvency, pending insolvency, or suspension of operations;

(iv)                          the entering of an order appointing a trustee, custodian, receiver, or liquidator of all or substantially all of the assets of Manager, and such order remaining in effect for more than forty-five (45) days;

(v)                              an assignment, conveyance, or transfer by Manager, its general partner, parent corporation, or constituent owners in violation of Section 16.1;

(vi)                          any act or omission by Manager that causes the suspension for a period in excess of sixty (60) days, or any withdrawal or revocation, of any governmental license or permit (including liquor licenses) required for Operator’s performance of its obligations under this Agreement or the operation of the Hotel in accordance with the terms hereof;

(vii)                      acts or omissions by Manager, which, when considered individually, may not result in a failure to comply with the Operating Standards or in a material harm to Operator or the Hotel, but which nonetheless demonstrate habitual negligence and/or incompetent management by Manager when considered together;

(viii)                  the breaching in any material respect of any warranty or representation made herein or in any document executed in connection herewith or in the Hotel Franchise;

(ix)                          operation of the Hotel by Manager in such a manner as to cause the Franchisor to require the removal of Manager as the Manager of the Hotel or to give a final notice to the Operator of intent to terminate the Hotel Franchise, unless such termination of the Hotel Franchise is due to Operator’s breach or default under this Agreement;

(x)                              failure by Manager to maintain its status as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Internal Revenue Code of 1986, as amended from time to time (e.g., without limitation, Manager must be actively engaged in the trade or business of operating “qualified lodging facilities” for persons other than those that are related to Operator, or any other Affiliate of Operator) or breaches any of the obligations set forth in Section 18.18 below; or

(xi)                          the commission of fraud, intentional misconduct, and/or criminal activity of Key Employees or Corporate Personnel in the management, operation or maintenance of the Hotel, causing material damage, loss or liability to Operator; provided that Operator gives at least ten (10) days’ notice to Manager, claiming an Event of Default based upon such intentional misconduct before exercising its right to terminate pursuant to Section 12.2.  Notwithstanding the foregoing, in no event shall the period to cure an Event of Default under this Section 12.1(b)(xi) exceed any applicable cure period set forth in any Mortgage.

12.2                    Termination.

(a)                               Remedies.  Upon the occurrence of an Event of Default (in which case the non-defaulting Party may also terminate this Agreement as provided in Section 12.1), the non-defaulting Party may pursue any and all remedies available to it at law or in equity.  Manager’s damages shall be limited to the Management Fees and Reimbursable Expenses due and owing through the effective date of termination and the Parties shall have no other obligations under this Agreement, except as shall expressly survive the termination hereof.

(b)                              Transition Services.  Upon any termination or expiration of this Agreement for any reason whatsoever (including, without limitation, a termination as a result of Operator’s special termination rights pursuant to Section 2.2(b), as the result of a default under Section 12.1 above or upon a sale of the Hotel under Section 18.12), Manager shall provide the Transition Services identified and described on Exhibit “C” attached hereto.  In connection with any such termination or expiration, Operator shall pay to Manager, any amounts due pursuant to this Agreement through and including the date of termination within twenty (20) days following Manager’s delivery of the last of the financial reporting documents required to by delivered by Manager under Exhibit “C.”  For avoidance of doubt, Manager shall receive no additional fees or amounts other than Reimbursed Expenses related to provision of the Transition Services as described in Exhibit “C.”  The provisions of this Section 12.2 shall survive the Termination Date until they have been fully performed.

12.3                    Hotel Reservations/Group Contracts Honored.

Upon termination of this Agreement for any reason, Operator agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Manager in the ordinary and normal course of business, for dates subsequent to the date of termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after the date of termination of this Agreement.

ARTICLE 13
NOTICES

All consents, approvals, notices or other communications provided for in this Agreement shall be in writing and delivered in person, or sent by reputable and traceable overnight delivery service or by postage prepaid registered or certified mail, to the respective addresses for Operator and

Manager set forth below, until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered to the other party.  Notices will be deemed delivered upon confirmation of delivery at the current notice address referenced above.  Upon request, a party shall send copies of any notice or communication by ordinary mail as instructed by the other party.  All notices and other communications required or permitted to be given hereunder shall be given to the applicable party at the address set forth below:

If to Operator, to:

c/o Carey Watermark Investors Inc.
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
Attention:  Rick S. Kirkbride
Telephone No.:  213.683.6261
Email:  rickkirkbride@paulhastings.com

If to Manager, to:

Concord Hospitality Enterprises Company

11410 Common Oaks Drive

Raleigh, NC 27614

Attention:  W. Nicholas Kellock, COO and EVP

Telephone No.: 919-455-2900

Email:   n.kellock@concordhotels.com

with a copy to:

Concord Hospitality Enterprises Company

11410 Common Oaks Drive

Raleigh, NC 27614

Attention:  Legal Department

Telephone No.: 919-455-2900

Email:   p.glass@concordhotels.com

In order to facilitate communications between Operator and Manager, the Parties designate the above-referenced representatives to act pursuant to this Agreement.  Upon notice to the other, the Parties may, at any time, substitute or add a representative.

ARTICLE 14
RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

14.1                    Relationship.

The relationship between the Parties shall be that of principal, in the case of Operator, and agent and fiduciary, in the case of Manager.  Operator and Manager agree that they are not in a partnership or joint venture and that Manager shall act solely as agent of Operator; provided, however, the Agreement will not be an agency coupled with an interest.  Manager agrees to use its best judgment to avoid: (a) willful misconduct; (b) appearances of impropriety or prejudicial conduct; (c) actual conflicts of interest; (d) use of inside information; (e) use of its position for direct or indirect (third parties with family, business or financial ties) private gain; (f) misuse of Hotel; (g) use the Agreement to appear to coerce third parties or solicit gifts, loans or other consideration other than as provided; (h) pursue decisions outside authorized channels; or (i) acting as an undisclosed principal, directly or indirectly, in the Hotel.  To the extent any fiduciary duties are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement: (i) the terms of this Agreement shall prevail, (ii) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement), and (iii) any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement.

14.2                    Further Actions.

Operator agrees to execute all contracts, agreements and documents, and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

ARTICLE 15
APPLICABLE LAW; SEVERABILITY

The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of California (without regard to its conflicts of law provisions) (the “Applicable Law”).  If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law.

ARTICLE 16
SUCCESSORS AND ASSIGNS

16.1                    Assignment.

(a)                               Assignment by Manager.  Manager shall not assign or in any manner sell or transfer any of its rights and interests as Manager hereunder without the prior written consent of Operator (which consent shall be granted or withheld in Operator’s sole and absolute discretion).  Any transfer by Manager without Operator’s prior written consent shall be null and void and shall constitute an Event of Default pursuant to Section 12.1.  For purposes of this Section 16.1(a), “transfer” shall mean assignment, pledge or any transfer or transfers of direct or indirect legal and/or beneficial interests (whether partnership interests, stock, limited liability membership and/or management interests or otherwise) in Manager or in any owner or owners of Manager that results (whether in a single transfer or in the aggregate) in the transfer of fifty percent (50%) or more of the direct or indirect ownership interests or voting power in Manager.

(b)                              Assignment by Operator.  Operator shall have the right, without the necessity of consent by Manager and without the payment of any transfer or similar fee (but Operator shall provide written notice of such assignment to Manager), to assign this Agreement to any Affiliate of Operator to which the Hotel (or the fee or leasehold interest therein) is transferred or sold by Operator so long as any such assignee shall assume all obligations of Operator under this Agreement accruing from and after the date of such transfer, and upon such assumption Operator shall be released from any and all liability hereunder accruing from and after the date of such transfer.  In the event that Operator assigns this Agreement to any third party acquiring the Hotel without the prior written consent of Manager (which consent shall not be unreasonably withheld, conditioned or delayed), Manager will have the right, as its sole and exclusive remedy, to terminate this Agreement by delivering written notice to Operator within ten (10) Business Days after notice from Operator of such proposed transfer or sale; provided, however, if Operator does not provide notice of such proposed transfer or sale, Manager shall have the right to immediately terminate this Agreement upon said violation of this Section 16.1(b).  Notwithstanding anything to the contrary, there shall be no restrictions or conditions precedent on the transfer of interests or shares in Carey Watermark Investors Inc. and/or W.P. Carey & Co. LLC (or its successors or subsidiaries) whether by merger or sale of interests or shares or otherwise.

16.2                    Binding Effect.

Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Operator and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.

16.3                    Effect of Permitted Assignments.

Consent to any particular assignment shall not be deemed to be consent to any other assignment or a waiver of the requirement that consent be obtained in the case of any other assignment.  Unless expressly stated otherwise, upon any assignment by Operator or Manager permitted under this Article 16 or consented to by the other Party, the assigning Party shall be relieved of all liabilities and obligations under this Agreement accruing after the effective date of such assignment.

ARTICLE 17
FORCE MAJEURE

17.1                    Operation of Hotel.

If at any time during the term hereof it becomes necessary in a party’s reasonable opinion, after notification to Operator, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons including, without limitation, acts of war, civil strife and commotion, labor unrest, acts of God including wind storms and flooding, or government ordered evacuations, but specifically excluding general economic events or conditions or any cause beyond the reasonable control of such party such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of commercially reasonable efforts, to obtain supplies, parts or employees necessary to perform Manager’s obligation hereunder (“Force Majeure”), then in such event such party may suspend performance hereunder for the length of time of any such Force Majeure.

17.2                    Extension of Time.

With respect to any obligation to be performed by a Party during the Operating Term, such Party shall in no event be liable for failure to perform when prevented by any Force Majeure cause.  The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such Force Majeure cause, and Manager shall have peaceable and quiet possession of the Hotel and shall be entitled to operate the Hotel, free from eviction or disturbance during any such period of time.

ARTICLE 18
GENERAL PROVISIONS

18.1                    Authorization.

Operator represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof.  Manager represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof.  On request, each Party shall furnish to the other Party evidence of such authority.

18.2                    Formalities.

Any change to or modification of this Agreement must be in writing signed by both Parties hereto.  This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original.  The captions for each Article and/or Sections are intended for convenience only.

18.3                    Alternative Dispute Resolution Required.

(a)                               Arbitrable Disputes.  The Parties shall attempt to resolve any dispute, claim, or issue arising under this Agreement with respect to (i) the proper inclusion or exclusion of items in Total Revenues or NOI; (ii) the proper computation of Management Fee; (iii)  disputes over whether repairs, improvements, replacements, or other expenditures are necessary to meet the Operating Standard; (iv) any disputes arising under Article 2 or Article 5 of this Agreement; (v) any dispute that may arise in connection with meeting the Operating Standards; and (vi) any other matter as to which this Agreement expressly provides for dispute resolution by arbitration; but expressly excluding enforcement of the dispute resolution provisions of this Agreement and/or any arbitration award (each an “Arbitrable Dispute”) through a process of mediation administered by J.A.M.S./Endispute, Inc. or its successors (“JAMS”) or the American Arbitration Association (“AAA”) or any other similar arbitration/mediation service acceptable to the Parties.  If, at the time such a dispute arises, JAMS or AAA does not exist or is unable to administer the mediation of the dispute in accordance with the terms of this Section 18.3, and the Parties cannot agree on the identity of a substitute service provider, then the complaining Party shall petition to a court of competent jurisdiction located in the City of Los Angeles, California, to identify a substitute service provider, who will administer the dispute resolution process in accordance with the terms of this Section 18.3.  The service provider identified in accordance with the provisions of this Section 18.3(a) shall be referred to as the “ADR Provider.”

(b)                              Mediation.  The Parties shall attempt to settle the dispute by participating in mediation at the offices of the ADR Provider.  The complaining Party must notify the other Party that a dispute exists and then contact the ADR Provider to schedule the mediation conference.  A designated individual mediator will then be selected in accordance with the rules of the ADR Provider to conduct the mediation; provided that such mediator must be an Expert.  The mediation will be a nonbinding conference between the Parties conducted in accordance with the applicable rules and procedures of the ADR Provider.  Neither Party may initiate litigation nor arbitration proceedings with respect to any dispute until the mediation of such dispute is complete with the sole exception of seeking emergency relief from a court of competent jurisdiction, as described below.  Any mediation will be considered complete: (i) if the Parties enter into an agreement to resolve the dispute; (ii) with respect to the Party submitting the dispute to mediation, if the other Party fails to appear at or participate in a reasonably scheduled mediation conference; or (iii) if an agreement is not reached and the Parties agree to refer the dispute to arbitration in accordance with Section 18.3(c) below.

(c)                               Arbitration.  If any dispute remains between the Parties after the mediation is complete, then either Party may require that the dispute be submitted to final and binding arbitration (without appeal or review) in the City of Los Angeles, California, administered by the individual mediator selected in accordance with Section 18.3(a) and pursuant to the commercial arbitration rules of the AAA (the “Arbitrator”).  If more than one issue shall be submitted to the same Arbitrator for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the Parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the Arbitrator.  Notwithstanding anything in this Section 18.3 to the contrary, the Parties shall have the right to commence litigation or other legal proceedings with respect to any Claims solely relating to:  (i) emergency or injunctive relief; or (ii) enforcement of the dispute resolution provisions of this Agreement and/or any arbitration award.  For the avoidance of doubt, disputes regarding Capital Expenditures shall not be an Arbitrable Dispute, but shall be subject to Operator’s sole and absolute discretion.  Each party shall be entitled to make written submissions to the Arbitrator within ten (10) days of the Arbitrator executing his engagement agreement, and shall also provide a copy to the other party.  The other party shall have an additional ten (10) days to provide comment on such submission to the Arbitrator and other party.  The parties shall make available to the Arbitrator all Books and Records relating to the issue in dispute and shall render to the Arbitrator any assistance requested.  The terms of engagement of the Arbitrator shall include an obligation on the part of the Arbitrator to: (A) notify the parties in writing of the Arbitrator’s decision within twenty (20) days; (B) apply standards consistent with the requirements of the Hotel Franchise; (C) apply strictly the applicable provisions of this Agreement; and (D) prohibit ex parte communication.  No party, or anyone acting on its behalf, shall have ex parte communications with any Arbitrator concerning any matter of substance relating to the matter at issue.  Neither Operator nor Manager shall be deemed to be in default if a bona fide dispute has arisen and such dispute has been submitted to arbitration.

(d)                             Commencement of Claims.  Any litigation or arbitration of a dispute (including an Arbitrable Dispute) must be initiated within one year from the date on which either Party first gave written notice to the other of the existence of the dispute, and any Party who fails to commence litigation or arbitration within such one year period shall be deemed to have waived any of its affirmative rights and Claims in connection with the dispute and shall be barred from asserting such rights and Claims at any time thereafter.  An arbitration shall be deemed commenced by a Party when the Party sends a notice to the other Party, identifying the Arbitrable Dispute and requesting arbitration.  Litigation shall be deemed commenced by a Party when the Party serves a complaint on the other Party with respect to the dispute.

(e)                               Remedies.  The Arbitrator shall have no authority to award any punitive, exemplary, statutory, or treble damages or to vary or ignore the terms of this Agreement, and shall be bound by controlling law.  All proceedings, awards, and decisions under any mediation or arbitration proceedings shall be strictly private and confidential.

(f)                                Compensation of Mediator or Arbitrator.  Subject to the right of the prevailing Party to seek reimbursement from the other Party pursuant to Section 18.3(h), the Parties agree to share equally the costs, including fees, of the ADR Provider selected or appointed under this Section 18.3.  As soon as practicable after selection of the ADR Provider, the ADR Provider or its designated representative shall determine a reasonable estimate of the ADR Provider’s anticipated fees and costs, and send a statement to each Party setting forth that Party’s equal share of the fees and costs.  Each Party shall, within ten (10) days after receipt of the statement, deposit the required sum with the ADR Provider or Arbitrator.

(g)                              Venue, Jurisdiction, and Jury Waiver.  The venue of any mediation, arbitration, or judicial proceedings shall be in the City of Los Angeles, California.  Each Party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the City of Los Angeles, California, unless otherwise mutually agreed by the Parties.  Each Party waives to the fullest extent permitted by law, trial by jury of all disputes arising out of or relating to this Agreement.

(h)                              Expenses.  The prevailing Party in any arbitration, suit, or other action arising out of or related to this Agreement shall be entitled to recover from the other Party all reasonable fees, costs, and expenses incurred by the prevailing Party in connection with the action, including reasonable judicial and extra-judicial attorneys’ fees, expenses, and disbursements, and fees, costs, and expenses relating to any mediation or appeal.  If any Party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the Party against whom such judgment or determination on appeal has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment.

(i)                                  Survival and Severance.  The provisions of this Section 18.3 are intended to be severable from the other provisions of this Agreement and to survive and not be merged into any termination of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after the Termination Date, and regardless of whether the related mediation, arbitration, or litigation proceedings occur before or after the

Termination Date.  If any part of this Section 18.3 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate or arbitrate or any other part of this Section 18.3.

18.4     Estoppel Certificate.

Either Party shall, at any time and from time to time, upon not less than ten (10) days’ prior written request from the other, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting Party, a written statement certifying (if true) (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (b) that there is no outstanding notice of an Event of Default hereunder and, to the best of such Party’s knowledge, no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, and (c) such other accurate information as may be reasonably requested by the requesting party or by any of the Interested Persons (as hereinafter defined).  It is intended that any such statement delivered pursuant to this Section 18.4 may be relied upon by the requesting Party, any current or prospective Mortgagee or other party providing financing to Operator or Manager (as the case may be), a prospective purchaser of the Hotel or permitted assignee of Manager’s rights and interests hereunder, and the respective successors and assigns of any of the foregoing (the “Interested Persons”).

18.5     No Representations.

            Operator and Manager acknowledge there have been no representations, inducements, promises or agreements made by Manager or Operator other than those specifically set forth herein.  Financial projections, budgets or similar forecasts as may have been prepared or in the future will be prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager.  Manager and its Affiliates cannot and do not warrant or guarantee in any way said financial projections, budgets or other forecasts.  Any financial projections, budgets or forecasts provided have been prepared on the basis of information available at the time of such preparation and Manager’s and its Affiliate’s experience in the hotel industry.  Said financial projections, budgets and forecasts have been prepared for information only and not as an inducement for action.  Operator hereby acknowledges that in entering into this Agreement, Operator has not relied on any projection of earnings, statements as to the possibility of future success, or other similar information which may have been prepared by Manager or its Affiliates.  Operator further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Hotel.

18.6     Not an Interest in Real Estate.

This Agreement is not, and shall not be deemed or construed, at any time or for any purpose, to be or create any interest in real estate or any lien or other encumbrance of any kind whatsoever against the Hotel or the Land upon which it is erected.

18.7     Independent Contractor.

Operator and Manager intend, acknowledge and agree that the relationship between Operator and Manager pursuant to this Agreement is that of a principal and an independent contractor and that all employees and personnel necessary for the operation of the Hotel shall in every instance be the employees or independent contractors of Manager and not of Operator.  Nothing contained herein shall be deemed to constitute Operator and Manager as partners or joint venturers.  Manager hereby covenants that it will refrain from any activity that could create, or be deemed to create, a conflict of interest with Operator in the discharge of Manager’s obligations under this Agreement.

18.8     Assistance with Proposed Sale, Financing, Refinancing.

Manager shall cooperate with and assist Operator from time to time in any attempt by Operator to sell, finance or refinance the Hotel.  Except as specifically set forth herein, such cooperation shall not entitle Manager to any additional compensation and Manager shall not be deemed to be acting as a broker unless Operator and Manager enter into a separate written agreement engaging Manager as broker with respect to the Hotel.  Such cooperation shall include, without limitation, answering prospective purchasers’ or lenders’ questions about the Hotel or its operations, collection of data and document collection and copying and preparation of reports.  Manager shall also perform the following services and Operator shall reimburse Manager for its actual direct costs (without premium or mark-up) in performing same: (a) payment and management of accounts payable (as funds allow); (b) collection and processing of information required for tax filings; and (c) completion of insurance related issues (claims, filings and refunds).

18.9     General Compliance with Laws.

Manager shall conduct its obligations relative to the operation of Hotel, and shall, to the best of its knowledge, maintain the Hotel in compliance with all applicable laws, statutes, ordinances, rules, regulations, requirements, orders, notices, and determinations of any federal, state or municipal authority, and the requirements of any insurance companies covering any of the risks against which the Hotel is insured.

18.10   Equal Opportunity Employer.

Manager represents and warrants to Operator that Manager is an equal opportunity nondiscriminatory employer.  Manager and Operator each mutually agree that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, creed, religion, handicap, sex, sexual orientation or national origin, in the lease, transfer, use, occupancy, advertising, promotion, sale, tenure or enjoyment of the Hotel or in the provision of services thereto, nor shall Operator or Manager permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of guests.

18.11   Time.

Time is of the essence of this Agreement.

18.12   Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

18.13   Authority Limited.

Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for or represent Operator except as herein expressly specified.

18.14   Exclusiveness of Compensation.

The payments to be made to Manager hereunder shall be in lieu of all other and further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the Parties hereto covering the appointment and compensation of Manager to the exclusion of any other method of compensation unless otherwise agreed to in writing.  Without limiting the foregoing and except for the compensation expressly set forth in this Agreement, Manager shall not be entitled to any commission, fee or other compensation upon the sale or other disposition of the Hotel by Operator.

18.15   Mortgages.

(a)        Operator shall have the right to grant, either in connection with original financing, any refinancing or any mezzanine financing, one or more mortgage, deed of trust or similar encumbrances (each a “Mortgage”) encumbering all or any portion of the assets that comprise the Hotel or any interest therein (including, without limitation, granting security interests in any or all of the other assets that comprise the Hotel, any part thereof, or any interest therein, including the FF&E Fund, the Bank Account, all FF&E and hotel equipment and Operating Supplies placed in or used in connection with the operation of the Hotel) and in furtherance thereof, to assign to any holder of such Mortgage (“Mortgagee”) (as collateral security for any loan secured by the mortgage) all of Operator’s right, title, and interest in and to this Agreement.  Manager acknowledges, covenants and agrees that this Agreement is hereby declared to be automatically subject and subordinate to each Mortgage now or hereafter encumbering, directly or indirectly, the Hotel, such subordination being agreed by Manager to be self-executing; provided, however, Manager hereby acknowledges and agrees that, at Mortgagee’s request, it shall execute a subordination agreement, on Mortgagee’s form, which subordination agreement may provide that this Agreement, and all amendments thereto (i) shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or terms of any Mortgage and to the promissory note (or other evidence of repayment obligation) and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing said indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments; and (ii) may be terminated by the Mortgagee, which shall permit the termination of this Agreement upon a foreclosure of, or exercise of a power of sale, appointment of a receiver, or default by

Operator with respect to such Mortgagee’s Mortgage and/or as otherwise expressly agreed thereunder.  In addition, Manager shall also agree to any of Mortgagee’s customary terms for cash management and collateral interest in the Bank Accounts and shall execute such cash management agreement as reasonably requested by Mortgagee.  Manager’s rights and obligations hereunder shall be deemed modified as required pursuant to said cash management agreement.  Notwithstanding anything to the contrary set forth in this Agreement, Operator and/or its Affiliates shall in no way be restricted or prohibited from granting, either in connection with original financing, any refinancing or any mezzanine financing, a Mortgage encumbering all or any indirect interest in this Agreement, the assets that comprise the Hotel or any interest therein and this Agreement shall be subject and subordinate to any such existing or future Mortgage (such subordination being agreed by Manager to be self-executing).  Notwithstanding the foregoing, nothing contained in this Agreement shall in any way be deemed to be a waiver by Manager of (i) its rights to receive current payments of amounts due to Manager under this Agreement including, but not limited to, Operating Costs and working capital per the Approved Budget, (ii) its right to terminate this Agreement in accordance with its terms, or (iii) its rights and remedies against Operator or under this Agreement for so long as it is not terminated and/or Manager is operating the Hotel.

(b)        Manager, at Operator’s option and request and to the extent funds are timely available in the Bank Account, shall make any and all Mortgage payments for any Mortgage on the Hotel, as and when they become due and to the extent within Manager’s control, Manager shall manage, operate and administer the Hotel in compliance with the Mortgage Requirements (provided that Manager shall be under no obligation to insure that sufficient funds for payment thereof are generated from the operation of the Hotel) and any leases or other agreements relating to the Hotel (a) for which Manager has actual or constructive knowledge of, provided that Manager shall be deemed to have actual knowledge of any such Mortgage Requirements if Operator has delivered to Manager reasonably detailed written instructions (from time to time) with respect to what is required to comply with such Mortgage Requirements, or (b) which agreement were executed by Manager.  Operator agrees and acknowledges that as to the Mortgage Requirements, Manager shall not be obligated to review or interpret Mortgage provisions and that the Operator shall provide all instructions and/or information regarding the performance of Managers duties under this Agreement as they relate to the Mortgage Requirements.  Manager shall not be held responsible for issues arising from erroneous or incomplete instructions as conveyed by the Operator regarding the Mortgage Requirements or any leases (which Manager is not a party to), as applicable.  For purposes of this Section 18.15, “Mortgage Requirements” shall mean any obligations, affirmative or negative covenants, restrictions, limitations and other requirements of a Mortgage relating to maintenance, repair and, operation of the Hotel, notice and reporting relating to Operator or the Hotel, payments and any other similar matters, which Manager shall be required to (i) perform on Operator’s behalf in accordance with the terms and conditions of this Section 18.15(b), (ii) abide by in its operation of the Hotel and performance of its obligations under this Agreement, and/or (iii) to the extent funds are available in the Operating Accounts or FF&E Reserve or otherwise made available by Operator for such purposes, pay on Operator’s or Lessor’s behalf.

(c)        Unless otherwise directed by Operator and in any event subject to Operator’s prior approval (which approval may be granted or withheld in Operator’s sole and absolute discretion) Manager shall use commercially reasonable efforts, and to the extent necessary funds are timely available in the Bank Account, to prevent any liens from being filed against the Hotel.  In the event a lien arises solely on account of an act or omission by Manager, Manager shall bear the cost of obtaining the lien release.

18.16   REIT Covenants.

At all times during the Operating Term, Manager and its successor and assigns shall be an “eligible independent contractor”, as such term is defined in Internal Revenue Code Section 856(d) (to the extent such a structure is applicable and required under the Internal Revenue Code); provided that Manager shall not be in violation of the foregoing covenant based solely on a failure of the Operating Lease to qualify as a lease of the Hotel to “a taxable REIT subsidiary” within the meaning of Internal Revenue Code Section 856(d).  The parties acknowledge that the rents payable by Operator to the lessor under the Operating Lease are intended to qualify as “qualified rents”, under Internal Revenue Code Section 856(d).  If Operator determines that the terms of this Agreement will cause such rents to fail to qualify as “rents from real property” under Internal Revenue Code Section 856(d), this Agreement shall be modified to the extent necessary to comply with the requirements of Internal Revenue Code Section 856(d), provided that such modifications do not materially increase Manager’s obligations hereunder or adversely affect the amount of the Management Fee or the practical realization of the rights and benefits of Manager hereunder.  If such modifications are not made or are insufficient (in Operator’s reasonable judgment) to cause such rents to qualify as “rents from real property” under Internal Revenue Code Section 856(d), Operator shall have the right to terminate this Agreement by giving ten (10) days prior written notice to Manager provided that Operator pays to Manager the Management Fees and Reimbursable Expenses due and owing through the effective date of termination.  Manager shall not allow any part of the Property to be used for any wagering or gambling activities within the meaning of Internal Revenue Code Section 856(d)(9)(D).

18.17   Interpretation.

(a)        The recitals set forth at the beginning of this Agreement and Exhibit “A” through Exhibit “E”, attached to this Agreement, are hereby incorporated in and made a part of this Agreement.

(b)        Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement shall be deemed and construed to be covenants to be performed by the designated Party.

(c)        The use of the terms “including,” “include,” and “includes” followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

(d)       In this Agreement, any reference to a Section or an Article is a reference to a Section or Article of this Agreement, unless otherwise specified.

(e)        Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

(f)        This Agreement supersedes all prior agreements and understandings between Manager (and/or its Affiliates) and Operator (and/or its Affiliates) with respect to Manager’s operation and promotion of the Hotel.  Without limiting the generality of the foregoing, as between Operator and Manager, this Agreement shall supersede all prior agreements between Manager and its Affiliates and Operator’s predecessors in interest with respect to the Hotel pertaining to the operation and promotion of the Hotel.

(g)        The table of contents, paragraph headings and captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, describe, or affect the scope or intent of any part of this Agreement.

(h)        Whenever a provision in this Agreement specifies that an expenditure or an action shall be “consistent with” the Approved Budget, the determination of consistency shall be made in light of the level of detail set out in the Approved Budget with respect to the type of expenditure or action at issue.

(i)         No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or dictated such provision.

18.18   Waivers; Modifications.

No failure or delay by a Party to insist on the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term.  Neither this Agreement nor any of its terms may be changed, waived, discharged, or terminated except by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge, or termination is sought.  No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

18.19   Entire Agreement.

This Agreement (including Exhibits “A” through Exhibit “E”, attached hereto) constitutes the entire agreement and understanding between the Parties in respect of the operation and management of the Hotel and supersedes all prior contracts and understandings between the Parties, whether written or oral.  Except as provided otherwise, it is agreed that neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party (or any officer, agent, employee, representative or attorney for the other) which is not expressly set out or referred to in this Agreement.

18.20   Limitation on Pledging Operator’s Credit.

Manager shall not borrow any money or execute any credit obligation in the name and on behalf of Operator or pledge the credit of Operator without Operator’s prior written consent (which consent shall be granted or withheld by Operator in its sole and absolute discretion).

18.21   Further Assurance.

The Parties shall do and procure to be done all such acts, matters, and things and shall execute and deliver all such documents and instruments as shall be reasonably required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

18.22   Limitation on Operator’s Liability.

Manager shall look solely and only to revenues derived, received, or made available from the operation of the Hotel during the Operating Term and Owner’s and/or Operator’s interest in the Hotel for the payment and performance and observance of any amount, obligation, or provision to be paid, performed, or observed under this Agreement, or any of the representations, warranties, covenants, or other undertakings of Operator hereunder.  Upon termination of this Agreement, Manager’s sole recourse against Operator and any successor to the interest of Operator, as applicable (with Operator’s representatives, agents, and consultants having no liability or obligation hereunder or otherwise as a result of any action or inaction on the part of Operator), with respect to obligations arising under this Agreement (including, without limitation, with respect to any obligations arising on or prior to the Termination Date) shall be limited to Owner’s and/or Operator’s interests in this Agreement and the Hotel and the revenues derived, received, or made available from the operation of the Hotel, and, without limiting the foregoing, Manager shall not have any right to satisfy any judgment that it may have against Owner and/or Operator or any successor, from any (a) other assets of Owner, Operator, or any successor; or (b) from any partner, shareholder, member, officer, director, employee, or other operator of Owner, Operator or any successor of Operator.  Neither Owner’s nor Operator’s Affiliates (excluding Operator), nor any officer, director, employee, or agent of the same, nor any of their respective heirs, administrators, executors, personal representatives, successors, and assigns, shall have any personal liability or other personal obligation with respect to any payment, performance, or observance of any amount, obligation, or liability to be paid, performed, or observed under this Agreement or any of the representations, warranties, covenants, indemnifications, or other undertakings of Operator hereunder, and Manager agrees it shall not seek to obtain a money judgment against Owner’s or Operator’s Affiliates (excluding Operator), or against any officer, director, employee, or agent of the same, or against any of their respective heirs, administrators, executors, personal representatives, successors, or assigns.  The limitation set forth in this Section 18.22 shall not be applicable in the event that Manager is attempting to satisfy a judgment resulting from a Claim against Owner or Operator that Manager has proven, in a court of competent jurisdiction, resulted from fraud or willful misconduct of Owner or Operator, as applicable; provided, however, notwithstanding anything to the contrary set forth in this Agreement, in no event shall Manager have any right whatsoever to seek or obtain any judgment against any officer, director, employee, or agent of Owner, Operator or any of their respective Affiliates (excluding Owner), or against any of their respective heirs, administrators, executors, personal representatives, successors, or assigns based on any act or omission of Owner or Operator.  Operator and Manager agree that neither are acting as individuals and will not seek to enforce any personal Claims, cause of action, obligations or liabilities against any individual acting in a representative capacity for Operator or Manager.

18.23   Survival of Covenants.

Any covenant, term, or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

18.24   No Recordation.

Neither this Agreement, nor any memorandum hereof shall be recorded against the Hotel or the Land.  Any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Manager shall constitute a Manager Event of Default, and in addition to any other remedies therefor, Operator is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be).  ALL RECORDING OFFICERS ARE HEREBY DIRECTED NOT TO RECORD THIS AGREEMENT OR ANY MEMORANDUM HEREOF.

18.25   Confidentiality.

The Parties agree that all matters disclosed in the negotiation of this Agreement and that the matters set forth in this Agreement are strictly confidential.  In addition, the Parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to a Party to which the other Party gains or has access by virtue of the relationship between the Parties.  Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Hotel from a lender or potential lender, or to investors or potential investors in the Hotel or any Affiliate of Operator, or in furtherance of a permitted or proposed assignment of this Agreement, or as may be required by law or by the order of any government, governmental, or quasi-governmental unit, tribunal, or otherwise to comply with Applicable Law (including reporting requirements applicable to public companies), each Party shall make every effort to ensure that such information is not disclosed to the press or to any other third party or entity without the prior consent of the other Party.  The obligations set forth in this Section 18.25 shall survive any termination or expiration of this Agreement.  Manager shall obtain Operator’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.  In addition (subject to the exceptions set forth above), Manager shall not disclose any specific information regarding financial performance of the Hotel (i.e., occupancy, average daily rate, NOI, etc.) to any third party, except Smith Travel Research (STAR report) or a comparable hospitality industry reporting service unless approved in writing by Operator.  For avoidance of doubt, Operator or its Affiliates shall have the right without Manager’s consent to make a public statement regarding the relationship set forth in this Agreement and this Agreement and any and all of the terms and conditions herein may be disclosed by Operator to investors and potential investors in connection with any financing of the Hotel.

18.26   Attorneys’ Fees.

In the event of any litigation between the Parties respecting this Agreement or arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other its costs and reasonable attorneys’ fees.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Management Agreement effective the Effective Date.

OPERATOR:

SHADYSIDE HOTEL OPERATOR, INC.,
a Delaware corporation

By:
Name:	Michael G. Medzigian
Title:	President

MANAGER:

CONCORD HOSPITALITY ENTERPRISES COMPANY,
a Delaware corporation

By:
Name:	W. Nicholas Kellock
Title:	COO & EVP

ACKNOWLEDGED AND AGREED AS
TO SECTIONS 6.6 AND 18.22

OWNER:

CWI SHADYSIDE HOTEL, LLC,
a Delaware limited liability company

By:
Name: Michael G. Medzigian
Title: Chief Executive Officer and President

SIGNATURE PAGE TO MANAGEMENT AGREEMENT

EXHIBIT “A”

INSURANCE

1)                                   Commercial General Liability (CGL):  $1,000,000 per occurrence for property damage and bodily and property damage with a general aggregate limit not less than $2,000,000. The CGL insurance policy must include coverage for the following:

a)            Coverage for Property Damage and Bodily Injury

b)           Personal and advertising injury

c)            Employees as Insureds

d)          Liquor Liability in an amount no less than $1,000,000 per occurrence

e)            Contractual Liability insuring liability arising out of oral, written or incidental or incidental agreement, including, but not limited to, hold harmless agreements and the Indemnity Agreement

f)             Premises/Operation insuring liability arising out of work performed on the premises

g)           Products and Completed Operations

h)           Pollution liability  - For claims arising out of heat, smoke or fumes from a hostile fire, or smoke, fumes, vapor or soot that is used to heat, cool or dehumidify the building or equipment that is used to heat or cool.

i)               Terrorism is included

There shall be an Additional Insured Endorsement on this policy (including coverage for premises and products/completed operations) naming Carey Watermark Investors, Incorporated and any other entities as may be deemed appropriate.  There shall also be a Waiver of Subrogation in favor of Carey Watermark Investors, Incorporated and other entities as may be deemed appropriate.

2)                                   Comprehensive Auto Insurance in an amount no less than $1,000,000 Combined Single Limit and shall include the following:

a)            Coverage Symbol 1 - Any Auto

b)           Garagekeepers’ Liability, if the hotel’s operations include parking operations, with a limit no less than $1,000,000 to cover the average value of all automobiles that are in the hotel’s care custody and control at any one time.

3)           Umbrella/Excess liability insurance in an amount not less than $49,000,000 per occurrence.

4)           Commercial Property Insurance in an amount equal to the full replacement cost of the real and personal property.  Coverage shall be written on a Special Causes of Loss form with a deductible less than $50,000 unless a high hazard deductible is applicable, etc. California Earthquake.  Policy will include the following coverages:

a)    Agreed Amount Endorsement, if no endorsement confirmation that no coinsurance or margin clause will apply.

b)   Named Windstorm, Applicable if located in a High Hazard County

c)    Earthquake including sprinkler leakage - Applicable if located in an earthquake zone as required by mortgagee

d)   Law & Ordinance Coverage to an amount reasonable for the venue

e)   Flood, Applicable if located in a high hazard zone.

f)   Business Income for loss of profits and necessary continuing expenses – 12 Months including a twelve (12) month extended period of indemnity.

g)   Boiler and Machinery – Stand-alone policy may apply

h)    Builder’s Risk including “soft costs”, replacement cost of work performed and equipment supplies and materials furnished. – Applicable during construction or during a substantial alteration (General Contractor’s Stand-alone policy may apply)

i)    Terrorism – Stand-alone policy may apply

j)    Mold Clean-up if result of a covered cause of loss

5)           Pollution Legal Liability – Including coverage for Mold with the following limits:

a)            Coverage A:                                                                           $1,000,000 Each Claim – First Party Cleanup

b)           Coverage B:                                                                            $1,000,000 Each Claim – Third Party Liability

$5,000,000 Policy Aggregate

6)           All Property and Liability Insurers shall be authorized to do business in the state where the property is located.  The carriers must have a current AM Best Rating of at least A-VII and/or a claims paying rating of A- or better as rated by Standard and Poor’s Rating Service.

7)           Such other insurance as may be customarily carried by other hotel operators on hotels similar to this, or as deemed necessary by mandate of loan agreement or other exposures as they may become apparent.

EXHIBIT “A” – MANAGER’S INSURANCE

1)           Workers’ compensation insurance in statutory amounts on all employees of the Hotel and employer’s liability limits of $1,000,000.

2)           Employment Practices Liability:

a)	Per Claim Limit:	$1,000,000
b)	Annual Aggregate	$1,000,000

Employment Practices Liability shall include third party liability for the benefit of Carey Watermark Investors, Inc., Owner, and Operator.

3)           Commercial Crime Insurance coverages and limits of insurance (per occurrence) with the following limits:

a)	Employee Dishonesty:	$500,000
b)	Forgery & Alteration:	$ 50,000
c)	Money & Securities:	$ 50,000
d)	Robbery & Safe Burglary of Property other than money and securities	$ 50,000
e)	Computer Fraud	$ 50,000

Employee Dishonesty shall include an endorsement for third party liability for the benefit of Carey Watermark Investors, Inc., Owner, and Operator.

4)                                   Innkeepers and Safe Deposit Box Liability insuring loss or damage to guests’ property (up to statutory requirements).  This can be satisfied by any combination of CGL or Crime Coverage.

EXHIBIT “B”

LEGAL DESCRIPTION

ALL that certain lot or parcel of ground situate in the Eighth Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described in accordance with that certain ALTA/ACSM Land Title Survey prepared by Civil & Environmental Consultants, Inc. dated October 11, 2004, certified October 20, 2004 as follows:

BEGINNING on the Southerly line Baum Boulevard, S.R. 0400, Variable Width (as widened by Commonwealth of Pennsylvania in Deed Book Volume 5281, page 341) at the southwesterly line of Liberty Avenue, 80 feet wide; thence from said place of beginning and along the Southwesterly right of way line of Liberty Avenue, the following four courses and distances: South 53° 34’ 30” East, a distance of 211.89 feet to a point; thence South 45 degrees, 38 feet 44 inches East, a distance of 100.99 feet to a point; thence South 33° 02’ 01” East, a distance of 2.82 feet to a point on a curve; thence by an arc of a curve deflecting to the right in a Southwesterly direction having a radius of 34.34 feet an arc distance of 40.77, to a point on the Northerly line of Centre Avenue, 60 feet wide; thence along said right of way line of Centre Avenue South 70° 01’ 00” West, a distance of 257.80 feet to a point on the easterly line of property now or formerly of Keystone Diversified Management Corporation; thence along the easterly line of said Keystone Diversified Management Corporation and property now or formerly of Don Allen Chevrolet Company North 19° 57’ 30” West, a distance of 295.34 feet to a point on the Southerly right of way line of Baum Boulevard; thence along said right of way line of Baum Boulevard; thence along said right of way line of Baum Boulevard North 71° 36’ 50” East, a distance of 127.96 feet to the place of beginning.

BEING Tax Parcel 51-L-88

EXHIBIT “C”

TRANSITION SERVICES

(i)                                  Closing Funds. Upon the termination of this Agreement, Operator shall provide funds to the Operating Account, with which Manager shall make payment on any and all amounts to cover Salary Costs, Management Fees, Accounting Fees, and/or other Operating Costs.  This Section (i) Exhibit “C” shall survive after the termination of this Agreement.

(ii)                              Transfer of Books and Records.  Manager shall not destroy or dispose of the Books and Records.  Within thirty (30) days after the Termination Date, Manager shall provide to Operator all Books and Records, copies of all Bank Account records, and a final and full accounting of all Management Fee and other payments due Manager pursuant to the terms of this Agreement through the Termination Date.  Within ten (10) Business Days of Operator’s receipt of all Books and Records and such final and full accounting, (a) Operator shall pay (to the extent such amounts are not being disputed by Operator) Manager all Management Fees and other payments due Manager pursuant to the terms of this Agreement through the Termination Date; and (b) Manager shall pay to Operator any and all amounts due and owing to Operator pursuant to this Agreement through the Termination Date.  Manager shall have reasonable access to the Books and Records necessary to provide the final accounting and such Books and Records shall thereafter be available to Manager at reasonable times for a period of seven (7) years from and after the Termination Date.

(iii)                          Final Accounting.  Manager shall perform a final accounting and financial cut-off for the period ending the Termination Date, and shall prepare an Operator’s Report for the final accounting period ending the Termination Date.

(iv)                          Transfer of Premises and Replacement of Manager.  Manager shall peacefully vacate and surrender the Hotel to Operator on the Termination Date.  Manager shall execute and deliver any termination documents or other necessary agreements as Operator requests for the purpose of evidencing the termination of this Agreement, and Manager shall cooperate fully with Operator in the smooth and orderly transition of the Hotel to a replacement Manager.

(v)                              Transfer of Records, Permits, Licenses, Contracts, etc.  Manager shall assign and transfer to Operator:

(A)                          in an orderly manner and in a format accessible by Operator, all Books and Records, contracts, leases, and other non-proprietary documents, relating to the Hotel, that are in the custody and control of Manager to ensure the orderly continuance of the operation of the Hotel;

(B)                           to the extent permitted by law, all of Manager’s right, title, and interest in and to all liquor, restaurant, and any other licenses and permits, if any, held by Manager in connection with the operation of the Hotel to the extent such assignment or transfer is permitted under the law of the state in which the Hotel is located.  Manager recognizes that all licenses held for the operation of the Hotel are held for the benefit of Operator and Manager has no interest therein, except in order to fulfill its obligations hereunder.  If Manager or any Affiliate of Manager is the holder of any liquor license for the Hotel, upon the request of Operator, Manager or Affiliate of Manager shall enter into a temporary lease, license, or such other agreement as may be permitted under Applicable Law to permit the continuous and uninterrupted sale of alcohol beverages at the Hotel consistent with prior operations.  In such event, Manager (or its Affiliate, if applicable) shall not be entitled to compensation in connection with such arrangement, but shall not be required to incur any cost or liability in connection therewith and shall be named as an additional insured on any “dramshop” or other liability insurance pertaining to the sale of alcoholic beverages at the Hotel; and

(C)                           all keys, locks, and safe combinations and a current inventory of all assets of the Hotel, including the FF&E, Operating Equipment, and Operating Supplies.

(vi)                          Confirmed Reservations.  Operator shall use commercially reasonable efforts to honor all business confirmed for the Hotel with reservation dates after the Termination Date.

(vii)                      Future Booking and Reservations.  Manager shall provide to Operator a complete list of future bookings and any advance deposits.  Manager covenants that it will not redirect to other Manager’s Hotels or to any hotel(s) owned by Manager any existing or future bookings and revenue or any incoming or new reservations for dates occurring after the Termination Date, and that prior to the Termination Date, Manager will continue to take reservations for dates occurring after the Termination Date in the ordinary course, subject to requested modifications by Operator.  Once the Termination Date has been established in accordance with the provisions of this Agreement, Manager shall not use the Hotel Guest Information to contact any Hotel Guests who have booked Hotel rooms prior to the Termination Date for the purpose of soliciting such Hotel Guests to cancel their previously booked Hotel rooms and transfer such business to any other hotel or transient lodging or for any other purpose not directly benefiting the Hotel.

(viii)                  Assignment of Interest, Obligations and Liabilities.  Manager shall assign to Operator its interest (if any) in, and Operator shall confirm in writing its continuing responsibility for all obligations and liabilities relating to, any and all contracts entered into in accordance with the terms and conditions of this Agreement (including, without limitation, collective bargaining agreements and pension plans, leases, licenses, or concession agreements, and maintenance and service contracts) in effect with respect to the Hotel as of the Termination Date, excluding (a) for blanket concessions affecting other Manager’s Hotels and (b) contracts terminated by Operator or terminated by Manager at Operator’s request.

(ix)                          Operation Manuals and Policy Statements.  Manager shall have the right to remove from the Hotel, on the Termination Date, all proprietary software and documents, and operations manuals and policy statements prepared by Manager relating to Manager’s Hotels in addition to the Hotel.

(x)                              Reservations and Data Systems and Software.  As of the Termination Date, Manager shall disconnect the Hotel from the reservations systems and related software applications.  Manager shall provide assistance to Operator in facilitating the orderly transfer of Operator’s electronic records and data.  Manager shall cooperate with Operator in order to avoid disruption in the operation of the Hotel in connection with the transition of electronic records and data to one or more replacement systems.

(xi)                          Payment of Taxes.  Manager shall in a timely manner, file all local, state and Federal tax returns and shall provide to Operator confirmation of payment of all Taxes due and/or owning prior to the Termination Date.

(xii)                      Transfer of Management Functions.  Manager and Operator shall cooperate with each other and act in a professional manner to effect an orderly transition of management functions from Manager to Operator, any transferee of Operator, or to any managing agent designated by Operator or any transferee of Operator.

(xiii)                  Transfer of Receivables.  All receivables of the Hotel outstanding as of the Termination Date, including, without limitation, guest ledger receivables, shall be the property of Operator.  Manager shall cooperate with Operator in all reasonable respects, in the collection of any receivables, and will turn over to Operator any receivables collected by Manager after the Termination Date which relate to the Hotel.  Manager shall, on or prior to the Termination Date, provide Operator with a complete list of (a) all bookings for future reservations or use of Hotel rooms or facilities that may have been accepted or entered into by Manager on or at any time prior to the Termination Date; (b) the terms applicable to any such bookings; and (c) the amount of advance deposits (if any) received with respect to each such booking.  Except in the ordinary course of business in a manner and on terms consistent with prior practice and prevailing market rates, Manager shall not book reservations for rooms or public space after the date on which this Agreement expires in accordance with the provisions of the Agreement.

(xiv)                  Maintain Past Practices.  Prior to termination, Manager agrees to maintain operating inventories at standards consistent with past practice and the Hotel pursuant to its existing Approved Budget and repair and maintenance schedules.

(xv)                      Hotel Access.  Operator, at its option, may install a shadow management team in the Hotel during the thirty (30) day period immediately preceding the Termination Date to have daily access to the Hotel and its Books and Records; provided that such team shall not unreasonably interfere with the management and operations of the Hotel.  Operator shall use its reasonable efforts to cause the entity that succeeds Manager to hire a sufficient number of Hotel Personnel to avoid a WARN Act violation and Manager shall assist in facilitating the same.

EXHIBIT “D-l”

2013 BUDGET

See attached.

EXHIBIT “D-2”

2014-2018 FORECAST BUDGETS

See attached.

EXHIBIT “E”

ADDITIONAL ACCOUNTING SERVICES

OWNER/OPERATOR ACCOUNTING SERVICES

1.            Books and Records – Maintain the books and records of the Owner using a system designed with adequate controls to provide reasonable assurance regarding the reliability of financial reporting and ensuring the preparation of financial statements in accordance with GAAP.  Provide the following items on a monthly basis, within 10 days after month end:

a.             Detail trial balance (in Excel format);

b.            Balance sheet (in Excel format);

c.             Income statement providing current month and year-to-date, compared approved budget and prior year (in Excel format);

d.           Statement of cash flows showing actual year-to-date results and forecasted monthly results for the remainder of the calendar year;

e.             Detail general ledger for the current month, including all journal entries booked with description;

f.              Description of any material income statement variances for month and year-to-date compared to budget and prior year (scope to defined later based on materiality);

g.            Description of any material balance sheet variances from prior month:

h.            FF&E report showing beginning balance in FF&E reserve fund, current capital  expenditures, additions to the fund and ending balance of the FF&E reserve fund;

i.                Fixed asset ledgers and detailed depreciation schedules for land, building, building improvements and FF&E;

j.                Bank reconciliations and bank statements for all bank accounts;

k.            Schedule of charges billed or payable to manager for the current month;

l.                Forecast of revenues and expenses for the remainder of the calendar year;

m.        Loan amortization schedule showing payments of principal and interest;

n.            Computation of applicable debt covenant tests;

o.            Distributable cash – Calculation of distributable cash from operations using template provided.

2.            Accounts payable – on a timely basis pay and record all invoices related to the Owner (e.g., professional fees, debt service, property taxes, insurance, capital expenditures). Provide detailed support of such expenditures as requested.

DEBT SERVICE:

1.            Make loan service payments in accordance with the debt service agreement;

2.            Satisfy loan reporting covenants in accordance with the loan agreement (with copies to Watermark and CWI);

3.            Compute and monitor applicable debt covenants in accordance with the loan agreement;

4.            Maintain loan amortization schedule, reflecting payments of interest and principal (actual and projected) as well as any additional draws;

5.            Monitor and reconcile escrow accounts.

FIXED ASSET ACCOUNTING:

1.            Operator shall provide and Manager shall maintain a fixed asset accounting system reconciled to general ledger on a monthly basis;

2.            Identify and record additions to fixed assets assigning appropriate useful lives;

3.            Calculate and record monthly depreciation expense and accumulated depreciation;

4.            Annually write off fully depreciated assets to accumulated depreciation;

5.            Provide monthly fixed asset roll-forward, showing additions, deletions and changes in accumulated depreciation from prior month.

ADMINISTRATIVE:

1.            Prepare annual budget and monthly forecast updates;

2.            Ad hoc reporting requests to fulfill CWI’s external disclosure requirements and to answer questions from independent auditors (e.g., schedule of future commitments).

SCHEDULE F

SCOPE OF REVENUE MANAGEMENT SERVICES*

•                 Manage CRS Inventory Functions

•                 Ensure CRS is set up and maintained optimally.

•                 Ensure all available rooms and rates are supplied to appropriate channels including GDS, Internet, CRO, and Brand Channels.

•                 Provide Special Events sales strategies, rate and inventory options and implementation.

•                 Recommend input daily and weekly on hotel room inventory availability, room authorizations, room rates, discounts and seasonal rates according to the hotel strategy.

•                 Recommend and input Special Corporate pricing and Local/National Programs and Promotions.

•                 Assist sales team with completing “quarterly sales action plans” covering direct sales, marketing, and revenue management priorities.

•                 Discuss short-and long-term selling strategies with the Hotel and input in the CRS.

•                 Ensure that CRS fact pages and guarantee / cancel policies are up to date and relaying the most current information to all booking parties.

•                 Maintain the Revenue Management system and assist property level associates interpret system reports and screens.

•                 Provide Monthly Hotelligence report reviews looking for both direct sales and pricing opportunities.

•                 Review daily demand patterns and produce weekly transient demand / pace reports as well as competitive pricing to ensure the hotel has effective strategies in place. Relay all current trends to hotel team.

•                 Work with the hotel to ensure it is compliant with all inventory brand standards.

•                 Work with the hotels to develop destination themed hotel packages.

•                 Analyze market changes through STAR data and hotel performance trends.

•                 Provide a 60 and 90 day projection of transient and group sales.  Group will be based on trends and current GRC data.

•                 Conduct and provide documented agenda for Weekly scheduled strategy meetings with the GM and Key Stakeholders.  A total of 45 meetings per year will be completed.

•                 Provide month end critique using Brand and Market reporting as well as monthly STR data.

•                 Quarterly analysis of Group rates and ceilings for a rolling 12-month period.

•                 Actively guide and co-lead the RFP process for the hotel to include setting the Depth of Sales Chart pricing, pricing seasons, and meeting all due date submissions.

•                 Assist with the follow up of RFPs not accepted and direct sales office to the National Sales for alternate strategies.  Propose additional pricing strategies as needed.

SCHEDULE G

CONCORD HOSPITALITY E-COMMERCE LIST OF SERVICES *

•                 Once monthly conduct a 50 week to last date in inventory review to ensure proper pricing strategies are in place beyond the current quarter.

•                 Annually assist the hotels with the marketing plan, annual revenue planner, and pricing guidance tool to review demand and rate by segment to achieve current and future budget guidelines.

•                 Provide business evaluation tools for group, special corporate, contract rooms, and catering to ensure sales is shifting profitable business.

•                 Assist sales team on ideas for internet prospecting for direct sales leads.

•                 Track productivity of property’s top accounts for all revenue streams and make sales team aware of any change in trends.

•                 Provide technical and theoretical Revenue Management systems training as appropriate.

•                 Determine periods of soft demand for rooms and recommend special strategies for revenue maximization or direct sales direction.

•                 Assist sales team with building awareness on key web sites for special events and attractions.

* All services are “as applicable” or as specifically requested by Owner in writing.

SCHEDULE F

SCOPE OF REVENUE MANAGEMENT SERVICES*

Service	Description	Occurrence
Hotel Website Optimization	Validate minimum EPIC content, refresh hotel overview copy, add generic bedding images, assist hotels with special offers, validate meeting content, review links to local partners and attractions.	Ongoing
Maintain/Produce online hotel video tours	Create, maintain and update all VFM scripts/videos	Ongoing
Brand eCommerce support services	Assist hotels as requested with Brand Extranet Business Applications such as Brandworks, MRDW reporting, etc	Ongoing
Communicate to Hotel current online marketing trends in hospitality industry	Review new technologies and opportunities for greater online marketing such as Social Media 2.0, group meeting intermediaries etc.	Ongoing
Direct Marketing	Assist hotels with both on-line and other print advertising to be sure hotel has a measurable ROI and ad’s represent high brand and quality	Ongoing
eChannel technical support	Respond , solve, and track issues relating to customer access and availability of hotel eChannel booking sites	Weekly
Independent website management	Update/maintain restaurants, corporate and independent websites for events/hotels that host an independent website.	Weekly
eTools Training	Train and assist hotels with use of Custom Web Pages, ResLink, eRooming list, eGroup list to manage group bookings more efficiently.	Quarterly
Paid Search (pay-per-click) campaigns	Create/maintain/report ROI on participating hotel paid search campaigns on monthly basis for hotels that participate	Monthly
Email blasts marketing	Hotels that choose to participate in email blasts train and coordinate email marketing via ConstantContact.com. Review federal anti-Spam laws. Assist hotels with measuring ROI	Monthly
Internet Prospecting	Send out hotel leads from online searches such as construction sites, government contract lead sources, Business articles, and additional hotel demand research.	Quarterly
On line Hotel Package/DEALS	Train hotels and assist with implementation on how to create and post Hotel Packages/DEALS. Submit deals offer form to Franchisor if requested by property.	Ongoing
Quarterly reporting to General Managers	eCommerce Evaluation based on various aspects such as conversion rates, natural search results, eTools, eChannel participation etc.	Quarterly

SCHEDULE G

CONCORD HOSPITALITY E-COMMERCE LIST OF SERVICES *

Search Engine Optimization

Define 1 to 2 target keywords for HWS main page and imbed in hotel overview copy, meta-data and alt tags, if appropriate, submit hotel website to the yahoo & dmoz directory. Report on hotel search engine natural search results in quarterly eCommerce reporting.

Quarterly
Complete formal web reviews	Web review call covers HWS, eChannels, Search Engine, site performance and content.	Annually
Hotel Photography	Schedule photography shoots for new and renovated hotels. Write hotel photo captions and submit to Brand for website upload.	As Needed
On-line Catering menu	As requested assist hotels with loading menus on website for guest access	As Needed
Custom Web Pages	Help develop and manage content of custom web pages for weddings and events on full service hotel web sites.	As Needed

* All services are “as applicable” or as specifically requested by Owner in writing.